                                                                   EXHIBIT 10.33

                                INDUSTRIAL LEASE
                               (MULTI-TENANT; NET)

                                     BETWEEN

                               THE IRVINE COMPANY

                                       AND

                              BROADCOM CORPORATION

                                 (49 DISCOVERY)

                                 INDEX TO LEASE

ARTICLE I.                 BASIC LEASE PROVISIONS

ARTICLE II.                PREMISES
  Section 2.1              Leased Premises
  Section 2.2              Acceptance of Premises
  Section 2.3              Building Name and Address
  Section 2.4              Landlord's Responsibilities
  Section 2.5              Rights to Lease Additional Space
  Section 2.6              Grant of License Rights

ARTICLE III.               TERM
  Section 3.1              General
  Section 3.2              Delay in Possession
  Section 3.3              Right to Extend the Lease Term

ARTICLE IV                 RENT AND OPERATING EXPENSES
  Section 4.1              Basic Rent
  Section 4.2              Operating Expenses
  Section 4.3              Security Deposit

ARTICLE V.                 USES
  Section 5.1              Use
  Section 5.2              Signs
  Section 5.3              Hazardous Materials

ARTICLE VI.                COMMON AREAS; SERVICES
  Section 6.1              Utilities and Services
  Section 6.2              Operation and Maintenance of Common Areas
  Section 6.3              Use of Common Areas
  Section 6.4              Parking
  Section 6.5              Changes and Additions by Landlord
  Section 6.6              Outdoor Courtyard Area
ARTICLE VII.               MAINTAINING THE PREMISES
  Section 7.1              Tenant's Maintenance and Repair
  Section 7.2              Landlord's Maintenance and Repair
  Section 7.3              Alterations
  Section 7.4              Mechanic's Liens
  Section 7.5              Entry and Inspection

ARTICLE VIII.              TAXES AND ASSESSMENTS ON TENANT'S PROPERTY

ARTICLE IX.                ASSIGNMENT AND SUBLETTING
  Section 9.1              Rights of Parties
  Section 9.2              Effect of Transfer
  Section 9.3              Sublease Requirements
  Section 9.4              Certain Transfers

ARTICLE X.                 INSURANCE AND INDEMNITY
  Section 10.1             Tenant's Insurance
  Section 10.2             Landlord's Insurance
  Section 10.3             Tenant's Indemnity
  Section 10.4             Landlord's Nonliability
  Section 10.5             Waiver of Subrogation

ARTICLE XI.                DAMAGE OR DESTRUCTION
  Section 11.1             Restoration
  Section 11.2             Lease Governs

ARTICLE XII.               EMINENT DOMAIN
  Section 12.1             Total or Partial Taking
  Section 12.2             Temporary Taking
  Section 12.3             Taking of Parking Area

ARTICLE XIII.              SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS
  Section 13.1             Subordination
  Section 13.2             Estoppel Certificate
  Section 13.3             Financials

                                       (i)

ARTICLE XIV.               DEFAULTS AND REMEDIES
  Section 14.1             Tenant's Defaults
  Section 14.2             Landlord's Remedies
  Section 14.3             Late Payments
  Section 14.4             Right of Landlord to Perform
  Section 14.5             Default by Landlord
  Section 14.6             Expenses and Legal Fees
  Section 14.7             Waiver of Jury Trial
  Section 14.8             Satisfaction of Judgment

ARTICLE XV.                END OF TERM
  Section 15.1             Holding Over
  Section 15.2             Merger on Termination
  Section 15.3             Surrender of Premises; Removal of Property

ARTICLE XVI.               PAYMENTS AND NOTICES

ARTICLE XVII.              RULES AND REGULATIONS

ARTICLE XVIII.             BROKER'S COMMISSION

ARTICLE XIX.               TRANSFER OF LANDLORD'S INTEREST

ARTICLE XX.                INTERPRETATION
  Section 20.1             Gender and Number
  Section 20.2             Headings
  Section 20.3             Joint and Several Liability
  Section 20.4             Successors
  Section 20.5             Time of Essence
  Section 20.6             Controlling Law
  Section 20.7             Severability
  Section 20.8             Waiver and Cumulative Remedies
  Section 20.9             Inability to Perform
  Section 20.10            Entire Agreement
  Section 20.11            Quiet Enjoyment
  Section 20.12            Survival

ARTICLE XXI.               EXECUTION AND RECORDING
  Section 21.1             Counterparts
  Section 21.2             Corporate and Partnership Authority
  Section 21.3             Execution of Lease; No Option or Offer
  Section 21.4             Recording
  Section 21.5             Amendments
  Section 21.6             Executed Copy
  Section 21.7             Attachments

ARTICLE XXII               MISCELLANEOUS
  Section 22.1             Nondisclosure of Lease Terms
  Section 22.2             Guaranty
  Section 22.3             Changes Requested by Lender
  Section 22.4             Mortgagee Protection
  Section 22.5             Covenants and Conditions
  Section 22.6             Security Measures
  Section 22.7             JAMS

EXHIBITS

  Exhibit A                Description of Premises
  Exhibit B                Environmental Questionnaire
  Exhibit C                Landlord's Disclosures
  Exhibit D                Insurance Requirements
  Exhibit E                Rules and Regulations
  Exhibit X                Work Letter
  Exhibit Y                Project Site Plan

                                      (ii)

                                INDUSTRIAL LEASE
                               (MULTI-TENANT; NET)

         THIS LEASE is made as of the 1st day of August, 2000, by and between THE IRVINE COMPANY, hereafter called "Landlord," and Broadcom Corporation, a California corporation, hereinafter called "Tenant."

                        ARTICLE I. BASIC LEASE PROVISIONS

         Each reference in this Lease to the "Basic Lease Provisions" shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1. Premises: All of one (1) two (2) story building known as 49 Discovery, Irvine, California (the "Building").

2.       Project Description: Discovery Business Center I & II.

3. Use of Premises: General office use and any other use which does not violate applicable laws, rules and regulations or covenants, conditions and restrictions.

4.       Commencement Date: October 15, 2000.

5. Lease Term: Sixty (60) months, plus such additional days as may be required to cause this Lease to expire on the final day of the last calendar month.

6. Basic Rent: One Hundred Three Thousand Nine Hundred Sixty Eight Dollars ($103,968.00) per month, based on $1.90 per rentable square foot.

         Basic Rent is subject to adjustment as follows:

         Commencing on the first day of the thirteenth (13th) month of the Lease Term, the Basic Rent shall be One Hundred Six Thousand Seven Hundred Four Dollars ($106,704.00) per month, based on $1.95 per rentable square foot.

         Commencing on the first day of the twenty-fifth (25th) month of the Lease Term, the Basic Rent shall be One Hundred Nine Thousand Four Hundred Forty Dollars ($109,440.00) per month, based on $2.00 per rentable square foot.

         Commencing on the first day of the thirty-seventh (37th) month of the Lease Term, the Basic Rent shall be One Hundred Twelve Thousand One Hundred Seventy Six Dollars ($112,176.00) per month, based on $2.05 per rentable square foot.

         Commencing on the first day of the forty-ninth (49th) month of the Lease Term, the Basic Rent shall be One Hundred Fourteen Thousand Nine Hundred Twelve Dollars ($114,912.00) per month, based on $2.10 per rentable square foot.

7.       Guarantor(s): None

8.       Floor Area of Premises:  Approximately  54,720 rentable square feet

9.       Security Deposit:  None

10.      Broker(s): Real Estate & Logistics Technology, Inc. (Kim Josephson).

11.      Additional Insureds:  Insignia/ESG of California, Inc.

12.      Address for Payments and Notices:

LANDLORD                                        TENANT

THE IRVINE COMPANY                              Broadcom Corporation
c/o Insignia/ESG of California                  16215 Alton Parkway
43 Discovery, Suite 120                         Irvine, CA
Irvine, CA  92618                               Attn:  Director Corporate Services

With a copy of notices to:                      With an additional copy sent to the same address
                                                to the attention of the Chief Financial Officer
THE IRVINE COMPANY
dba Irvine Industrial Company                   And with a copy of notices to:
P.O. Box 6370
Newport Beach, CA  92658-6370                   Brobeck, Phleger & Harrison LLP
Attn:  Vice President, Industrial Operations    12390 El Camino Real
                                                San Diego, CA  92130
                                                Attention:  Scott Biel

13.      Tenant's Liability Insurance Requirement:  $2,000,000.00

14.      Vehicle Parking Spaces:  218

                              ARTICLE II. PREMISES

         SECTION 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in Exhibit A (the "Premises"), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions. The Premises are located in the building identified in Item 1 of the Basic Lease Provisions (which together with the underlying real property, is called the "Building"), and is a portion of the project shown in Exhibit Y (the "Project"). Tenant understands that the floor area set forth in Item 8 of the Basic Lease Provisions may include, at Landlord's option, a factor approximating the total square footage of any common lobby or internal common features of the Building times the ratio of the actual square footage of the Premises to the total square footage of the Building. The parties agree that the Floor Area of the Premises specified in Item 8 of the Basic Lease Provisions shall be the rentable area of the Premises for all purposes under this Lease notwithstanding any later determination or remeasure by either party. Landlord shall have no right to relocate Tenant from the Premises at any time during the Term of this Lease or any extension.

         SECTION 2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises or the Building or the suitability or fitness of either for any purpose, including, without limitation, any representations or warranties regarding zoning or other land use matters; and that neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building and the Project, or (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions. Tenant further acknowledges that neither Landlord nor any representative of Landlord has agreed to undertake any alterations or additions or construct any improvements to the Premises except as expressly provided in this Lease. The taking of possession or use of the Premises by Tenant for the conduct of Tenant's business therein (but not for construction or early entry for fixturization in accordance with the Work Letter) shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for: (i) those matters which Tenant brings to Landlord's attention on a written punch list delivered to Landlord within thirty
(30) days after the Term of this Lease commences with respect to the Premises , and (ii) Landlord's other obligations specifically provided in this Lease, including, without limitation, the responsibilities contained in Section 2.4 hereof. Nothing contained in this Section shall affect the commencement of the Term or the obligation of Tenant to pay rent. Landlord shall diligently complete all punch list items of which it is notified as provided above.

         SECTION 2.3. BUILDING NAME AND ADDRESS. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant's corporate or trade name. Landlord shall have the right to change the name, address, number or designation of the Building or Project without liability to Tenant; provided, however, if the address of the Building and/or the Project is changed by Landlord, Landlord agrees to provide Tenant with no less than sixty (60) days prior written notice and to reimburse Tenant for all expenses reasonably incurred by Tenant in conjunction with such address change (including, without limitation, the cost of changing Tenant's stationery and of notifying Tenant's clients and customers of Tenant's new address of the Building and/or the Project), not to exceed Five Thousand Dollars ($5,000.00) in the aggregate.

         SECTION 2.4 LANDLORD'S RESPONSIBILITIES.

                  (a) Landlord shall correct, repair or replace, at Landlord's sole cost and expense and not as a Project Cost, any non-compliance of the Building exterior and the Common Areas with all applicable building permits and codes in effect as of the Commencement Date, including, without limitation, the provisions of Title III of the Americans With Disabilities Act ("ADA") in effect as of the Commencement Date. Said costs of compliance shall be Landlord's sole cost and shall not be part of Project Costs. Landlord shall correct, repair or replace any non-compliance of the Building exterior and the Common Areas with any revisions or amendments to the ADA in effect after the Commencement Date, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof using a market cost of funds reasonably determined by Landlord) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including, without limitation, in connection with Tenant's construction of any alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas), the Tenant Improvements and the operation of Tenant's business and employment practices in the Premises, shall be the responsibility of Tenant at its sole cost and expense. Landlord shall, during the initial Lease Term, correct, repair or replace, at Landlord's sole cost and expense and not as a Project Cost, any failure of the structural components of the roof, foundations, footings and load-bearing walls of the Building. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 2.4 shall be made promptly following notice of non-compliance from any applicable governmental agency.

                  (b) Landlord warrants to Tenant that the Shell Building Improvements as defined in the Discovery Outline Specifications (as defined in the Work Letter) and the Tenant Improvements to be completed pursuant to the Work Letter shall be free from defects in workmanship or materials for a period of twelve (12) months from the Commencement Date. Landlord shall promptly rectify any non-compliance at its sole cost and expense after receipt of written notice from Tenant within such time setting forth the nature and extent of any such non-compliance. Landlord shall obtain customary warranties and guaranties from the contractor(s) performing the Tenant Improvement work and/or the manufacturers of equipment installed but shall be under no obligation to incur additional expense in order to obtain or extend such warranties. If after expiration of the initial twelve (12) months of the Lease Term, Tenant is required to make repairs to any component of the Premises or any of its systems for which Landlord may have obtained a warranty, Landlord shall, upon request by Tenant, use its good faith efforts to pursue its rights under any such warranties for the benefit of Tenant. Landlord shall be under no obligation to incur any expense in connection with asserting rights under such warranties or guaranties against either the contractor or the manufacturer, but shall use reasonable good faith efforts to enforce such warranties and guaranties for Tenant's benefit.

                  (c) Notwithstanding the provisions of Section 7.2 of this Lease, Landlord agrees to maintain and repair, at its sole cost and expense and not as an Operating Expense the structural components of the roof and Building, including floor/ceiling slabs, columns, beams, walls and the foundations and footings of the Building during the initial Lease Term. If a non-compliance with the foregoing warranty exists, Landlord shall, promptly after receipt of the written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord's sole cost and expense.

         SECTION 2.5. RIGHTS TO LEASE ADDITIONAL SPACE. Provided Tenant is not then in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses), or any material non-monetary covenant, following written notice to Tenant and the expiration of the applicable cure period, Landlord hereby grants Tenant the rights described in this Section.

                  (a) TENANT'S EXPANSION RIGHT - 47 DISCOVERY. Tenant shall have the right from the date of execution of this Lease to April 15, 2001 to expand the area of the Premises (the "Expansion Right") by delivering written notice to Landlord ("Expansion Notice") expressing Tenant's desire to lease all or a leasable portion (in a configuration reasonably acceptable to Landlord) of any space then available in the building owned by Landlord located at 47 Discovery (the "Expansion Space") upon the same terms and conditions as set forth in this Lease. Tenant's Expansion Notice shall identify the amount of space Tenant desires and, if less than a full floor, a depiction of the area desired. Landlord shall have the right in its sole discretion reasonably exercised to designate the final configuration of the Expansion Space if less than a full floor is requested. In the event Tenant gives Landlord an Expansion Notice prior to the Commencement Date, all terms and conditions of this Lease including Base rent and additional rent shall apply with respect to the Expansion Space so added to the Premises. In the event Tenant gives Landlord an Expansion Notice on or after the Commencement Date but prior to January 15, 2001, all terms and conditions of this Lease shall apply except that the Base Rent applicable to the Expansion Space shall be $0.10 per square foot per month greater than the rental rates set forth in Item 6 of the Basic Lease Provisions with respect to the Premises. In the event Tenant gives Landlord an Expansion Notice between January 16, 2001 and April 15, 2001, all terms and conditions of the Lease shall apply except that the Base Rent applicable to the Expansion Space shall be $0.20 per square foot per month greater than the rental rates set forth in Item 6 of the Basic Lease Provisions. Tenant's rights under this Section shall expire and be of no further force and effect unless exercised on or before April 15, 2001. Notwithstanding the foregoing, Tenant's expansion rights pursuant to this subparagraph shall terminate if Landlord has previously offered any of such space to Tenant pursuant to the Right of First Refusal described below. The date any Expansion Space is added to the Premises shall be the date which is fourteen
(14) calendar weeks after the date of the Expansion Notice.

                  (b) RIGHT OF FIRST REFUSAL - 47 DISCOVERY. In addition to the Expansion Right set forth above, Landlord hereby grants to Tenant the one-time right of first refusal applicable to the initial leasing only ("First Right") to lease all or any portion equal to or larger than one full floor of space in the building located at 47 Discovery ("First Right Space") in accordance with and subject to the provisions of this subsection. At any time after the date of this Lease, but prior to leasing the First Right Space, or any portion thereof, to any third party, if Landlord has reached a tentative agreement (which may be a nonbinding, tentative agreement) to lease any of the First Right Space to a third party, Landlord shall give Tenant written notice describing the space (the "Designated First Right Space") and the basic economic terms including but not limited to the Basic Rent, term, operating expenses, and tenant improvement allowance (collectively, the "Economic Terms"), tentatively agreed upon for such lease. It is understood that should Landlord intend to lease other space in addition to the First Right Space as part of a single transaction, then Landlord's notice shall so provide and all such space shall collectively be subject to the First Right provisions. If the Designated First Refusal Space is less than one complete floor of the First Right Space, Tenant's First Right shall be exercisable at a minimum with respect to the entire floor which contains the Designated First Right Space but Tenant shall have the right to exercise its First Refusal with respect to any of the First Right Space then remaining unleased upon the Economic Terms set forth in Landlord' Notice.

         Within five (5) business days after receipt of Landlord's notice, Tenant shall give Landlord written notice ("Tenant's First Right Response Notice") pursuant to which Tenant shall elect to: (i) lease the Designated First Right Space (but in no event less than one complete floor of the First Right Space) or to lease all remaining First Right Space upon the Economic Terms; or
(ii) decline to lease the Designated First Right Space, in which event Landlord may lease the Designated First Right Space to any third party upon the Economic Terms and such other terms as it deems appropriate. In the event that Tenant fails to respond in writing to Landlord's notice within said five (5) business day period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant elects not to lease the Designated First Right Space or fails to respond, Tenant's First Right as set forth in this subsection and Tenant's Expansion Right as set forth above shall terminate as to any remaining space in the 47 Discovery building. In the event that Landlord shall not enter into a lease for the Designated First Right Space, or a portion thereof, with a third party within one hundred eighty (180) days following Landlord's notice described above, then prior to leasing the Designated First Right Space to any third party thereafter, Landlord shall repeat the procedures set forth in this subsection one final time but no such event shall revive Tenant's Expansion Right as set forth above.

                  (c) RIGHT OF SECOND REFUSAL - 15440 LAGUNA CANYON ROAD. In the event Tenant has previously added or irrevocably committed to add all of 47 Discovery to the Premises whether by exercise of its Expansion Right or First

Right, and whether or not the Commencement Date for all of 47 Discovery has yet occurred or in the event some third party has leased all of 47 Discovery, Tenant shall have a one-time right applicable to the initial leasing only, which is subject and subordinate to the prior rights of The Boeing Company ("Boeing"), of refusal ("Second Right") to lease any space within the building located at 15440 Laguna Canyon Road (the "Second Right Space"). At any time after the date of this Lease and provided Tenant has already irrevocably committed to add all of the space in 47 Discovery to the Premises by exercise of its Expansion Right or First Right, but prior to leasing the Second Right Space, or any portion thereof to any third party, if Landlord has reached a tentative agreement (which may be a nonbinding, tentative agreement) to lease any of the Second Right Space to a third party, Landlord shall give Tenant written notice describing the space (the "Designated Second Right Space") and the basic economic terms including but not limited to the Basic Rent, term, operating expenses, and tenant improvement allowance (collectively, the "Second Right Economic Terms"), tentatively agreed upon for such lease. It is understood that should Landlord intend to lease other space in addition to the Second Right Space as part of a single transaction, then Landlord's notice shall so provide and all such space shall collectively be subject to the following provisions. If the Designated Second Right Space is less than one complete floor, Tenant's Second Right shall be exercisable at a minimum with respect to the entire floor which contains the Designated Second Right Space. Landlord may elect, in its sole discretion, to give notice concurrently to Boeing and to Tenant of any proposed transaction for the Second Right Space and Tenant's right to lease such Second Right Space shall be conditioned on Boeing electing not to exercise its rights with respect to such Second Right Space but Tenant shall have the right (assuming Boeing declines to exercise its prior right) to exercise its Second Right with respect to any of the Second Right Space then remaining unleased upon the Economic Terms set forth in Landlord's notice given pursuant to this paragraph.

         Within five (5) business days after receipt of Landlord's notice of Second Right Economic Terms, Tenant shall give Landlord written notice ("Tenant's Second Right Acceptance Notice") pursuant to which Tenant shall elect to: (i) lease the Designated Second Right Space but in no event less than one complete floor of the Second Right Space or to lease all remaining Second Right Space upon the same Economic Terms; or (ii) decline to lease the Designated Second Right Space, in which event Landlord may lease the Designated Second Right Space to any third party upon the Economic Terms and such other terms as it deems appropriate. In the event that Tenant fails to respond in writing to Landlord's notice within said five (5) business day period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant elects not to lease the Designated Second Right Space or fails to respond, Tenant's Second Right as set forth in this subsection shall terminate as to any remaining Second Right Space. In the event that Landlord shall not enter into a lease for the Designated Second Right Space, or a portion thereof, with a third party within one hundred eighty (180) days following Landlord's notice described above, then prior to leasing the Designated Second Right Space to any third party thereafter, Landlord shall repeat the procedures set forth in this subsection one final time.

                  (d) DOCUMENTATION OF ADDITIONAL SPACE. In the event Tenant exercises any or its rights under this Section to expand the Premises, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease evidencing such transaction and Tenant shall execute and return same to Landlord within ten (10) business days. Tenant's failure to timely return the amendment shall be a default under this Lease with the Premises expanded as set forth in such amendment.

                  (e) RIGHTS LIMITED TO BROADCOM. Tenant's rights under this
Section 2.5 shall belong solely to Broadcom Corporation, a California corporation, and may not be assigned or transferred except in connection with the assignment of this Lease to a "Tenant Affiliate" as hereinafter defined. Any attempted assignment or transfer of such rights except to a Tenant Affiliate shall be void and of no force or effect.

         SECTION 2.6 GRANT OF LICENSE RIGHTS. Landlord hereby grants to Tenant a non-exclusive license and permission to enter upon the areas described below (the "Licensed Area") for the purposes and on the terms and conditions set forth in this Section (the "License").The Licensed Area shall be considered to be a part of the Premises for all purposes under the Lease but there shall be no license fee or rent payable to Landlord with respect thereto, and except as otherwise expressly provided in this Section, all provisions applicable to the use of the Premises under the Lease shall apply to the Licensed Area and its use by Tenant.

         (a) License to Roof Areas for Telecommunication Equipment. Landlord grants to Tenant the license and right to enter upon the areas of the roof to be designated on a written plan approved by Landlord for the installation, operation and maintenance of microwave and/or satellite antenna dishes and/or global positioning satellite ("GPS") antenna and related wires, cables, conduits (collectively the "Communications Equipment"). All such equipment shall be screened from view in a manner consistent with Landlord's requirements for screening such equipment elsewhere in the Project. Tenant shall at all times operate and maintain the Communications Equipment so as to ensure that such systems do not create electro-magnetic or other disturbances to existing systems in the area in which the Project is located whether operated by Landlord, other tenants or third parties. Tenant shall be solely responsible for any repair or maintenance to the roof required as a result of Tenant's activities. Landlord agrees that in the event it grants one or more licenses to third parties to install, operate and/or maintain Communications Equipment on the roof of the Building, Landlord shall obtain a covenant from such third parties that they shall operate any such systems in a manner which will not create unreasonable electro-magnetic or other disturbances to or with systems being operated by Tenant on the roof of the Building in accordance with the terms of this License.

         (b) License to Common Areas for Generator Equipment. Landlord grants Tenant the license and right to enter upon and use an area to be designated on a written plan approved by Landlord for the installation, operation and maintenance of a backup power generator and associated fuel tank, the plans for which shall be approved by Landlord. The License Area for use in connection with the generator will include area for the passage of related wires, cables and conduit between Tenant's electrical room and the generator itself, all is to be more specifically defined in the proposed plan. Tenant shall have access to the Licensed Area for the generator on a 24 hour per day/7 day per week basis; provided, however, that Tenant shall not undertake any repairs or maintenance in such Licensed Area which would interfere with the use of the Common Areas by other tenants without the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent to any such repairs or maintenance, but may impose reasonable conditions thereon and Tenant shall undertake any such work as expeditiously as reasonably possible so as to cause as little interference with the rights of other tenants of the Project as possible. Tenant has advised Landlord that it intends to run the generator on a regular basis in order to comply with maintenance specifications and requirements of law and that such operation may be as often as one (1) thirty (30) minute period per week. Except in cases of emergency, when no prior approval shall be required, Tenant shall propose for Landlord's reasonable approval the schedule for operation of the generator which will provide minimal interference with the use of the Project by other tenants.

         (c) Additional Terms and Conditions.

                  (1) The Term of the License shall be coterminous with this Lease and, subject to the terms hereof, shall be irrevocable so long as the Lease remains in effect;

                  (2) Tenant shall not be obligated to pay any license fee for the use of the Licensed Areas pursuant to this Section during the Term of this Lease or any extension thereof.

                  (3) Tenant shall use the Licensed Areas only for the installation, operation, repair, replacement and maintenance of the referenced equipment and the necessary mechanical and electrical equipment to service said equipment and for no other use or purpose. The installation of all equipment and facilities related thereto, including any required conduit from the Premises to the Licensed Areas, shall be deemed to constitute an alteration subject to the provisions of Section 7.3 of the Lease, provided that Landlord shall not unreasonably withhold its approval of the same. Landlord may require appropriate screening for any equipment installed within the Licensed Areas as a condition of Landlord's approval of the plans submitted.

                  (4) The Communications Equipment shall be used only for transmitting and/or receiving data, audio and/or video signals to and from Tenant's facilities within the Premises for Tenant's business use, and shall not be used or permitted to be used by Tenant for purposes of broadcasting signals to the public or to provide telecommunications or other communications transmitting or receiving services to the public. Notwithstanding the foregoing, Tenant shall not be prohibited from transmitting or receiving broadcasting signals to and from its customers, business affiliates and/or employees in connection with the conduct of its business in the Premises.

                  (5) In the event Landlord reasonably determines that the presence or operation of the equipment installed by Tenant is or will results in material damage to the Building, Landlord reserves the right upon reasonable prior written notice to Tenant to require either (a) the relocation of all equipment installed by Tenant on the roof of the Building to another location on the roof of the Building reasonably designated by Landlord, or (b) the removal of any and all of such equipment unless Tenant makes satisfactory arrangements to protect Landlord, the Building and its tenants therefrom;

                  (6) Tenant shall require its employees, when using the Licensed Areas, to stay within the immediate vicinity thereof. In addition, in the event any communications system or broadcast or receiving facilities are operating in the area, Tenant shall at all times during the term of the License conduct its operations so as to ensure that such system or facilities shall not be subjected to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct such situation, and Tenant's failure to do so shall be deemed a default under the terms of this Lease subject to the applicable cure right in accordance with Section 14.1 hereof.

                  (7) During the term of the License, Tenant shall comply with any standards promulgated by applicable governmental authorities regarding the installation, use or maintenance of the Communications Equipment or generator or the generation of electromagnetic fields. In the event Landlord is advised by a governmental agency that the Communications Equipment poses a health or safety hazard to occupants of the Building, Landlord may require Tenant to make arrangements reasonably satisfactory to Landlord to mitigate such hazard or, if Tenant either fails or is unable to make such satisfactory arrangements, to remove the Communications Equipment. Any claim or liability resulting from the use of the Communications Equipment or the Licensed Areas by Tenant shall be subject to the indemnification provisions of this Lease applicable to Tenant's use of the Premises;

                  (8) During the term of the License, Tenant shall pay all taxes attributable to the Communications Equipment and generator and other equipment owned and installed by Tenant, and Tenant shall assure and provide Landlord with evidence that the Licensed Area and Tenant's use thereof are subject to the insurance coverages otherwise required to be maintained by Tenant as to the Premises pursuant to Exhibit D;

                  (9) Upon the expiration or sooner termination of the Lease, Tenant shall remove the Communications Equipment and generator and all related equipment and facilities, including any conduit from the Premises to the Licensed Areas and any other portions of the Building within or upon which the same may be installed, and shall restore the Licensed Areas and all other areas affected by such removal to their original condition, reasonable wear and tear excepted, all at its sole cost and expense. Notwithstanding the foregoing, Tenant shall not be obligated to remove underground conduit between the Building and the Generator pad provided it removes all cabling and caps the conduit in a manner reasonably satisfactory to Landlord; and

                  (10) The License is personal to Tenant and shall not be assignable in whole or in part (except to a Tenant Affiliate which is occupying a portion of the Building and any subtenant or assignee approved by Landlord in accordance with the Terms of this Lease), and any attempted assignment thereof without the consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion, shall immediately terminate the License. Notwithstanding the foregoing, Landlord's consent shall not be required with respect to an assignment of the License to any Tenant Affiliate.

                                ARTICLE III. TERM

         SECTION 3.1. GENERAL. The term of this Lease (the "Term") for the Premises shall be for the period shown in Item 5 of the Basic Lease Provisions. Subject to the provisions of Section 3.2 below, the Term shall commence ("Commencement Date") on the earlier to occur of: (i) ten (10) business days following the date that (A) Landlord notifies Tenant that Landlord has substantially completed the construction of the Tenant Improvements in accordance with the Work Letter attached as EXHIBIT X hereto, but for minor "punch list" items identified by Landlord and Tenant in a walk-through of the Premises prior to the Commencement Date, which items do not preclude or materially impair Tenant from conducting its business from the Premises, and (B) Landlord has provided Tenant with all parking required by this Lease in the Common Area of the Project, and (C) Landlord has obtained and provided Tenant with a certificate of occupancy or temporary certificate of occupancy for the Premises from the City of Irvine or (ii) the date Tenant acquires possession or commences use of such portion of the Premises for any purpose other than construction or installation of equipment, furniture, fixtures or network and telecommunications cabling; or (iii) October 15, 2000. Within ten (10) days after the Commencement Date has occurred, the parties shall memorialize on a form provided by Landlord the actual Commencement Date and the expiration date ("Expiration Date") of this Lease. Tenant's failure to execute that form shall not affect the validity of Landlord's determination of those dates. The Term shall be for the period shown in Item 5 of the Basic Lease Provisions.

         SECTION 3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Commencement Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. Notwithstanding the foregoing, if Tenant has been unable to occupy the Premises because the City of Irvine refuses or is prevented from issuing the permits required to construct the Tenant Improvements reasonably consistent with the approved Preliminary Plan, (but not as a result of Landlord Delay(s) as defined in the Work Letter) on or before October 15, 2001, (the "Outside Date") and, provided Tenant is not then in default of its obligations under this Lease after expiration of the applicable cure period, Tenant shall have the one-time right to terminate this Lease by giving Landlord written notice to that effect after the Outside Date but prior to October 31, 2001. Provided Tenant has not occupied the Premises on or before the Outside Date, Landlord shall have the right to terminate this Lease by written notice to Tenant given on or before November 15, 2001. In the event this Lease is terminated by Tenant, pursuant to the provisions of this Section, Tenant shall pay to Landlord concurrently with its notice of termination the unamortized portion of the real estate brokerage commission paid by Landlord in connection with this Lease.

         SECTION 3.3. RIGHT TO EXTEND THE LEASE TERM. Provided that Tenant is not in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses) or any material non-monetary covenant, following written notice and the expiration of the applicable cure period, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, then Tenant may extend the Term of this Lease for one (1) period of sixty (60) months. Tenant shall exercise its right to extend the Term by and only by delivering Landlord, not later than nine (9) months or sooner than twelve (12) months prior to the expiration date of the then current Term, Tenant's irrevocable written notice of its commitment to extend (the "Commitment Notice"). The Basic Rent payable under the Lease during the extension of the Term shall be at the fair market rental, including subsequent adjustments, for comparable office space being leased by Landlord in the Irvine Spectrum. Landlord will provide written notice to Tenant of Landlord's good faith determination of the fair market rental rate not later than thirty (30) days after the date upon which Tenant timely exercises its extension option. Tenant will have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Tenant's failure to object to the fair market rental rate submitted by Landlord in writing within Tenant's Review Period will conclusively be deemed Tenant's approval and acceptance thereof. If Tenant reasonably objects to the fair market rental rate submitted by Landlord within Tenant's Review Period, Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within thirty (30) days following the expiration of Tenant's Review Period (the "Outside Agreement Date"), then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined by appraisal as follows.

                  Within ten (10) business days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) business days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair rental value. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair rental value of the Premises. Any appraiser designated hereunder shall have an M.A.I. certification with not less than five (5) years experience in the valuation of commercial office buildings in Orange County, California.

                  Within thirty (30) days following the selection of the appraiser, such appraiser shall determine the fair market rental value of the Premises, including subsequent adjustments of rent, if any. In determining such value, the appraiser shall consider rental comparables for space in the Irvine Spectrum (including, without limitation, the Project). In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental. Landlord and Tenant shall each pay for the services of their respective appraisers and shall share equally the cost of the third appraiser.

                  Within twenty (20) days after the determination of the fair market rental, Landlord shall prepare an amendment to this Lease reasonably reflecting the extended term and rental rate for the extension period, and Tenant shall execute and return same to Landlord within ten (10) days. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

                  If Tenant fails to timely comply with any of the provisions of this Section (other than appointing an appraiser), Tenant's right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant shall have no other right to extend the Term beyond the sixty
(60) month extension created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section.

                     ARTICLE IV. RENT AND OPERATING EXPENSES

         SECTION 4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset, Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions. Any rental adjustment shown in Item 6 shall be deemed to occur on the specified monthly anniversary of the Commencement Date, whether or not that date occurs at the end of a calendar month. The rent shall be due and payable in advance commencing on the Commencement Date (as prorated for any partial month) and continuing thereafter on the first day of each successive calendar month of the Term. No demand, notice or invoice shall be required for the payment of Basic Rent. An installment of rent in the amount of one (1) full month's Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with Tenant's execution of this Lease and shall be applied against the Basic Rent first due hereunder.

         SECTION 4.2. OPERATING EXPENSES.

                  (a) Tenant shall pay to Landlord, as additional rent, Tenant's Share of "Operating Expenses", as defined below, incurred by Landlord in the operation of the Building and the Project. The term "Tenant's Share" means that portion of an Operating Expense determined by multiplying the cost of such item by a fraction, the numerator of which is the floor area of the Premises and the denominator of which is the total square footage of the floor area within all buildings in the Project to which such Operating Expenses relate, as of the date on which the computation is made. The rentable square footage of the Project may be adjusted from time to time in the event new buildings are constructed within or incorporated within the Project. Tenant may elect to assume responsibility for the operation and maintenance of any Building comprising a portion of the Premises which is one hundred percent (100%) leased by Tenant in which event, the Operating Expenses for such Building shall be paid directly and completely by Tenant and such expenses shall not be included within Landlord's determination of Operating Expenses.

                  (b) Prior to the Commencement Date and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant's Share of Operating Expenses for the Expense Recovery Period. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay cost reimbursements at the rates established for the prior Expense Recovery Period, if any; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued cost reimbursements based upon the new estimate. Notwithstanding the foregoing, if Landlord is more than three (3) months late in the delivery of its written estimate for any Expense Recovery Period, Tenant shall have the right to pay any accrued cost reimbursements in equal installments over a six (6) month period rather than in one lump sum. For purposes hereof, "Expense Recovery Period" shall mean every twelve month period during the Term (or portion thereof for the first and last lease years) commencing July 1 and ending June 30.

                  (c) Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual or prorated Operating Expenses incurred by Landlord during the period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant's estimated payments, if any, to the actual Tenant's Share as shown by the annual statement. Any delay or failure by Landlord in delivering any statement hereunder shall not constitute a waiver of Landlord's right to require Tenant to pay Tenant's Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments next coming due under this Section 4.2, and any deficiency shall be paid by Tenant together with the next installment. If Tenant has not made estimated payments during the Expense Recovery Period, any amount owing by Tenant pursuant to subsection (a) above shall be paid to Landlord in accordance with Article XVI. Should Tenant fail to object in writing to Landlord's determination of actual Operating Expenses within one hundred twenty (120) days following delivery of Landlord's expense statement, Landlord's determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on the parties and any future claims to the contrary shall be barred except to the extent that a future audit shall determine that a particular category of expenses has been improperly included as Operating Expenses.

                  Landlord agrees that it will maintain complete and accurate records of all costs, expenses and disbursements paid or incurred by Landlord, its employees, agents and/or contractors, with respect to the Operating Expenses in accordance with generally accepted accounting principles, consistently applied. Such records shall be kept until one (1) year after the termination of this Lease. Landlord shall provide in reasonable detail the calculation of Tenant's Share of the Operating Expenses. Provided Tenant is not then in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses), or any material non-monetary covenant, following written notice and the expiration of the applicable cure period, then Tenant shall have the right to have Tenant's financial officer or a certified public accountant audit Landlord's Operating Expenses, subject to the terms and conditions hereof. In no event, however, shall such auditor be compensated by Tenant on a "contingency" basis, or on any other basis tied to the results of said audit. Tenant shall give notice to Landlord of Tenant's intent to audit within one hundred twenty (120) days following delivery of Landlord's expense statement for each of the Expense Recovery Periods. Following at least ten (10) business days notice to Landlord, such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where the records are maintained in Orange County, California. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant's employees and agents, to conduct such audit. Landlord shall make such records available to Tenant's employees and agents, for inspection during normal business hours. Tenant's employees and agents shall be entitled to make photostatic copies of such records, provided Tenant bears the expense of such copying, and further provided that Tenant keeps such copies in a confidential manner and does not discuss, display or distribute such copies to any other third party. If Tenant's audit determines that actual Operating Expenses have been overstated by more than four percent (4%), then subject to Landlord's right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant's Basic Rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In the event of a dispute between Landlord and Tenant regarding the results of such audit, such dispute shall be submitted to and resolved by JAMS as provided in
Section 22.7 of this Lease.

                  All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation and except for inadvertent disclosures despite Tenant's reasonable efforts to keep the disclosed information confidential, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant's auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.

         (d) Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Operating Expenses for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid. Conversely, any overpayment made in the event expenses decrease shall be rebated promptly by Landlord to Tenant.

         (e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated expenses for the year, then the estimate of Tenant's Share of Operating Expenses shall be increased for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to Tenant's Share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will become effective, Tenant's Share thereof and the month for which the payments are due. Tenant shall pay the increase to Landlord as a part of Tenant's monthly payments of estimated expenses as provided in paragraph (b) above, commencing with the month in which effective.

         (f) The term "Operating Expenses" shall mean and include all "Project Costs" (as hereafter defined) and "Property Taxes" (as hereafter defined).

         (g) The term "Project Costs" shall include all reasonable costs and expenses of operation and maintenance of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums or reasonable premium equivalents for the reasonable cost of administering a self-insurance program should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder as provided in Section 10.2 below; license, permit, and inspection fees; heat; light; power; air conditioning; janitorial services to any interior Common Areas; supplies; materials; equipment; tools; the reasonable cost of any environmental, insurance, tax or other consultant utilized by Landlord in connection with the Premises and/or Project; establishment of reasonable reserves for replacements and/or repair of the Building and Common Areas; the cost of any capital investments, after application of previously established reserves for such items, to the extent of the amortized cost thereof over the useful life of such capital investment as reasonably determined by Landlord for each year of useful life during the Term; subject to the express provisions of this Lease to the contrary, costs incurred in connection with compliance of any laws or changes in laws applicable to the Premises or the Project (except for laws or changes in laws that pertain particularly to Tenant or to Tenant's particular use of the Premises and/or only to the interior of the Premises which shall be the sole responsibility of Tenant at its cost), to the extent such laws or change in laws require expenditures of a "capital" nature (as determined by generally accepted accounting principles consistently applied), then such "capital" expenditure shall be amortized (using a market cost of funds as reasonably determined by Landlord) over the useful life of such asset and only the amortized cost thereof shall be included in Project Costs during the remaining Term of the Lease; costs associated with the procurement and maintenance of an air conditioning, heating and ventilation service agreement; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Premises and/or Project, including both Landlord's personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2; and a reasonable overhead/management fee for the professional operation of the Project. Any such overhead management fee charged to Tenant shall not be in excess of those being charged for other comparable first-class office projects in the Irvine Spectrum area. It is understood that Project Costs may include competitive charges for direct services provided by any subsidiary or division of Landlord. Notwithstanding any contrary provision herein, Landlord agrees that Tenant shall have access to and use of after-hours air conditioning services to the Premises. For any Building not wholly leased to Tenant, Tenant shall pay an hourly charge based on the reasonable cost incurred by Landlord to supply such services and in any Building wholly leased to Tenant, Tenant shall pay the cost for such services directly as contemplated by Section 6.1 hereof.

         Notwithstanding the provisions of this Section 4.2 to the contrary, Operating Expenses shall not include any cost or expense identified as the responsibility of Landlord and not an Operating Expense or a Project Cost by the express terms of this Lease, and shall not include any of the following:

                  (1) Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Project, and similar costs incurred in connection with disputes with and/or enforcement of any lease with tenants, other occupants, or prospective tenants or other occupants of the Project;

                  (2) "Tenant allowances", "tenant concessions", work letter payments, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Project, or vacant, leasable space in the Project, including space planning/interior design fees for same;

                  (3) Depreciation and other "non-cash" expense items;

                  (4) Services, items and benefits for which Tenant or any other tenant or occupant of the Project specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Project pays third persons or services, items or benefits which are not generally made available to Tenant as an occupant of the Building or the Project;

                  (5) Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord of any terms and conditions (other than by Tenant) of this Lease or of the leases of other tenants in the Project, that would not have incurred but for such violation by Landlord;

                  (6) Penalties for late payment of any Operating Expenses by Landlord, including, without limitation, with respect to taxes, equipment leases, etc.;

                  (7) Payments in respect of overhead and/or profit to any subsidiary or Affiliate (hereinafter defined) of Landlord, as a result of a non-competitive selection process for services (other than the management fee) on or to the Project, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies or materials exceed the costs that would have been paid if the services, goods, supplies or materials had been provided by parties unaffiliated with Landlord, of similar skill, competence and experience, on a competitive basis;

                  (8) Payments of principal, finance charges or interest on debt or amortization on any deed of trust or other debt encumbering the Project, and rental payments (or increases in same) under any ground or underlying lease or leases encumbering the Project (except to the extent the same may be made to pay or reimburse, or may be measured by Property Taxes);

                  (9) Except for a management fee which is reasonable and commercially competitive for similar projects in the Irvine Spectrum area, costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be) and wages, salaries and other compensation and benefits (as well as adjustments thereto) for all employees and personnel of Landlord above the level of manager for the Project, which costs would not be chargeable to Operating Expenses in accordance with generally accepted accounting principles, consistently applied;

                  (10) Rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Project and equipment which is leased on a temporary basis in emergency situations;

                  (11) Advertising and promotional expenses;

                  (12) Costs or expenses for the acquisition of sculpture, paintings or other works of art, but not the reasonable expenses of maintaining, repairing and insuring same;

                  (13) Costs for which Landlord is compensated through or reimbursed by insurance;

                  (14) Contributions to political or charitable organizations;

                  (15) Costs incurred in removing the property of former tenants and/or other occupants of the Project;

                  (16) The costs of any "tap fees" or one-time lump sum sewer, water or other utility connection fees for the Project;

                  (17) Costs or fees relating to the defense of Landlord's title to or interest in the Building and/or the Project, or any part thereof; and

                  (18) Any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be a normal maintenance or operating expense of the Building and/or the Project.

                           As used herein, the term "Affiliate" shall mean and
refer to any person or entity controlling, controlled by, or under common control with another such person or entity. "Control", as used herein, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control. In the case of Landlord, the term "Affiliate" shall include any person or entity controlling or controlled by or under common control with any general partner of Landlord or any general partner of Landlord's general partner.

         (h) The term "Property Taxes" as used herein shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including, without limitation, arising out of any Community Facilities Districts, "Mello Roos" districts, similar assessment districts, and any traffic impact mitigation assessments or fees (except for assessments or fees under any Community Facilities District(s) formed after the date of this Lease); (iv) any tax, surcharge or assessment including, without limitation, taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent unless such are required to be paid by Tenant) which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; and (v) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings ("Tax Contest Costs") shall be included in Property Taxes in the year such expenses are paid. Tax refunds, if any, shall be credited against Property Taxes for the year paid including any interest which may be received thereon from the taxing authority. Landlord shall refund to Tenant within thirty days (30) after receipt of any such tax refund, the amount to which Tenant is entitled plus its pro-rata share of any interest corresponding to such amount to the extent received from the taxing authority provided Tenant paid Property Taxes for the year relating to such refund.

         (i) The term "Property Taxes" shall not include personal property taxes of any kind, which shall instead be governed by the provisions of Article VIII of this Lease.

         (j) If Tenant reasonably believes that the amount of any real property tax is improper for any reason, Tenant may notify Landlord in writing of Tenant's desire that such real property taxes be contested or challenged by Landlord with the applicable taxing authority. Tenant shall indicate the basis for Tenant's contention that such taxes are improper in Tenant's notice to Landlord. Upon receipt of any such request from Tenant, Landlord shall promptly meet with Tenant to discuss whether or not it is appropriate to initiate a challenge or contest of such taxes or to take no action with respect thereto. Landlord agrees that if Landlord is pursuing tax contests for other buildings within the Project, Landlord will also pursue such a contest for the Building if so requested by Tenant.

         (k) Any assessment of real property taxes shall be deemed imposed in the maximum number of installments permitted by applicable laws, whether or not actually paid; provided, however, that if the prevailing practice in other comparable projects in the vicinity of the Project is to pay such assessments on an earlier basis, and Landlord pays the same on such basis, such assessments shall be included in real property taxes as paid by Landlord. In no event, however, shall Landlord impute any accrued interest (resulting from such installment payments of real property taxes) in its computation of real property taxes except as imposed by the taxing authority.

     SECTION 4.3. SECURITY DEPOSIT. Concurrently with Tenant's delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions, to be held by Landlord as security for the full and faithful performance of Tenant's obligations under this Lease (the "Security Deposit"). Subject to the last sentence of this Section, the Security Deposit shall be understood and agreed to be the property of Landlord upon Landlord's receipt thereof, and may be utilized by Landlord in its discretion towards the payment of all prepaid expenses by Landlord for which Tenant would be required to reimburse Landlord under this Lease, including, without limitation, brokerage commissions and Tenant Improvement costs. Upon any default by Tenant, including specifically Tenant's failure to pay rent or to abide by its obligations under Sections 7.1 and 15.3 below, whether or not Landlord is informed of or has knowledge of the default, the Security Deposit shall be deemed to be automatically and immediately applied, without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default, as a setoff for full or partial compensation for that default. If any portion of the Security Deposit is applied after a default by Tenant, Tenant shall within five
(5) days after written demand by Landlord deposit cash with

Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant fully performs its obligations under this Lease, the Security Deposit shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest in this Lease) after the expiration of the Term, provided that Landlord may retain the Security Deposit to the extent and until such time as all amounts due from Tenant in accordance with this Lease have been determined and paid in full.

                                 ARTICLE V. USES

     SECTION 5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions, all in accordance with applicable laws and restrictions and pursuant to approvals to be obtained by Tenant from all relevant and required governmental agencies and authorities. The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. Tenant, at its expense, shall procure, maintain and make available for Landlord's inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant's permitted use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way unreasonably interfere with the rights of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not knowingly do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable and reasonable insurance underwriters rules and the requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function to the extent such rules and requirements are provided to Tenant. Subject to the express provisions of this Lease to the contrary, Tenant shall comply at its expense with all present laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain particularly to Tenant or its particular use of the Premises and/or pertain only to the interior of the Premises, including, without limitation, all federal and state occupational health and safety requirements, whether or not Tenant's compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall comply at its expense with all present covenants, conditions, easements or restrictions now affecting or encumbering the Building and/or Project, and any future covenants, conditions, easements or restrictions, and any amendments or modifications thereto which do not materially derogate the rights of Tenant or materially increase the obligations of Tenant hereunder, including, without limitation, the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof. Tenant shall promptly upon demand reimburse Landlord for any additional insurance premium charged by reason of Tenant's failure to comply with the provisions of this Section, and shall indemnify Landlord from any liability and/or expense resulting from Tenant's noncompliance.

     SECTION 5.2. SIGNS. Provided Tenant continues to lease the all of the Building, Tenant shall have the exclusive right to all exterior signage on the Building and on any other building entirely leased by Broadcom Corporation, subject to Landlord's right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below) and Landlord's designation of the location for two (2) exterior identification signs. Except as provided in the foregoing, or as otherwise approved in writing by Landlord, in its sole discretion, Tenant shall have no right to maintain identification signs of any location in, on or about the Premises or the Building which are visible from the exterior thereof and shall not place or erect any signs, displays or other advertising materials that are visible from the exterior of the Building. The size, design, graphics, material, style, color and other physical aspects of any permitted sign shall be subject to any covenants, conditions or restrictions encumbering the Premises, Landlord's signage program, if any, as in effect at the time ("Signage Criteria"), and any applicable municipal or other governmental permits and approvals. Tenant acknowledges having received and reviewed a copy of the current Signage Criteria, if applicable. Tenant shall be responsible for the cost of any permitted signs, including the fabrication, installation, maintenance and removal thereof. If Tenant fails to maintain its signs, or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant's expense.

          Tenant's sign rights described in this Section and may be assigned in connection with an assignment of this Lease or a sublease for the remainder of the Term of a portion of the Premises which sublease or assignment is completed in accordance with the terms of this Lease; provided, however, that the size, design, graphics, material, style, color and other physical aspects of any sign proposed to be used by such transferee shall be subject to Landlord's prior approval that such signage is in compliance with the Signage Criteria and that such signage will not materially devalue the Building or the Project as determined by Landlord in its sole and absolute discretion. Notwithstanding the foregoing, in the event Tenant proposes to sublease or assign all or any portion of its interest in the Premises and Landlord elects to recapture such space pursuant to its right to do so set forth in Section 9.1(c) of this Lease, then:

          (a) If the rentable floor area of the portion of the Premises to be recaptured is seventy-five percent (75%) or more of the floor area of the Premises, Tenant shall have the right to maintain one exterior (1) eyebrow sign in a location designated by Landlord;

          (b) If the rentable floor area of the portion of the Premises to be recaptured is fifty percent (50%) or more of the floor area of the Premises but less than seventy-five percent (75%) of the floor area of the Premises, Tenant shall have the right to retain one (1) Building top sign in a location of its choice. Tenant shall relinquish all other exterior sign rights to the Building; and

          (c) If the rentable floor area of the portion of the Premises to be recaptured is less than fifty percent (50%) of the floor area of the Premises, Tenant shall be entitled to retain two (2) building top signs and Landlord shall have the right to any and all exterior signage at the eyebrow level of the Building.

     SECTION 5.3. HAZARDOUS MATERIALS.


          (a) For purposes of this Lease, the term "Hazardous Materials" includes (i) any "hazardous materials" as defined in Section 25501(o) of the California Health and Safety Code, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of permitted levels set forth in any federal, California or local law or regulation pertaining to any hazardous or toxic substance, material or waste.

          (b) Tenant shall not cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including, without limitation, the soil and groundwater thereunder) without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises standard office products that may contain Hazardous Materials (such as photocopy toner, "White Out", and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section
5.3 shall apply with respect to Tenant's storage, use and disposal of all such products. Landlord may, in its sole discretion, place such conditions as Landlord deems appropriate with respect to any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant's business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws and regulations pertaining thereto and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the storage, generation, release, disposal or use of Hazardous Materials by Tenant on or about the Premises, and/or to conduct periodic inspections of the storage, generation, use, release and/or disposal of such Hazardous Materials by Tenant on and from the Premises, and Tenant agrees that any costs reasonably incurred by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as additional rent hereunder upon demand; however, Tenant shall have no obligation to reimburse Landlord for any costs incurred in connection with any environmental consultant retained by Landlord pursuant to this Section unless Tenant shall be in default under this
Section 5.3 and such costs are covered by Tenant's indemnity contained in this
Section 5.3.

          (c) Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the "Environmental Questionnaire") in the form of EXHIBIT B attached hereto. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, if any, which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant's use, handling, storage, release and/or disposal of Hazardous Materials.

          (d) Landlord and its agents shall have the right, but not the obligation, to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall provide Landlord with full access to all relevant facilities, records and personnel. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, without limitation upon any of Landlord's other rights and remedies under this Lease, to immediately enter upon the Premises without notice and to discharge Tenant's obligations under this Section 5.3 at Tenant's expense, including, without limitation, the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant's business in connection therewith, but shall not be liable for any such interference. In addition, Landlord, at Tenant's expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.

       (e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused or permitted by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or
(iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including, without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord's prior written consent, take any remedial action in response to the presence of any Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord's prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord's consent before taking such action. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys acceptable to Landlord) Landlord and any successors to all or any portion of Landlord's interest in the Premises and the Project and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including, without limitation, attorneys' fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises, the Building and the Project and any other real or personal property owned by Landlord caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, specifically including, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord, and the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease. If Landlord at any time discovers that Tenant or its agents, employees, contractors, licensees or invitees have caused or knowingly permitted the release of a Hazardous Material on, under, from or about the Premises or the Project or any other real or personal property owned by Landlord, Tenant shall, at Landlord's request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord's reasonable approval, specifying the actions to be taken by Tenant to return the Premises or the Project or any other real or personal property owned by Landlord to the condition required under all applicable environmental laws. Upon Landlord's approval of such cleanup plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this subsection (e) shall expressly survive the expiration or sooner termination of this Lease.

       (f) If the release of any Hazardous Materials on, under, from or about the Premises or the Project caused by Landlord, its authorized agents or employees, and not introduced by Tenant, its agents, employees, contractors, licensees, or invitees results in (i) injury to any person, or (ii) injury to or any contamination of the Premises or the Project at levels which require clean-up or remediation under applicable laws, Landlord, at its expense (which shall not be included in Operating Expenses), shall promptly take all actions necessary to return the Premises and the Project to the condition existing prior to the introduction of such Hazardous Materials, or to such condition as is satisfactory to all governmental agencies asserting jurisdiction, and to remedy or repair any such injury or contamination, including, without limitation, any clean-up, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials.

       (g) If the release of Hazardous Materials caused by Landlord, its authorized agents or employees, renders the Premises untenantable in whole or in part or results in Tenant being required to vacate the Premises in whole or in part pursuant to an order or requirement of any governmental agency or authority, then the Base Rent, Real Property Taxes, insurance premiums, and other charges, if any, payable by Tenant hereunder for the period during which the Premises (or a portion thereof) remain so impaired shall be abated in proportion to the degree to which Tenant's use of the Premises is impaired and for the period of such impairment. If the period of such impairment shall exceed seven (7) months, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within ten (10) days following the passage of such seven (7) month period. Tenant's termination of the Lease pursuant to this Paragraph shall be effective as of the date of such notice.

       (h) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in EXHIBIT C attached hereto. Tenant shall have no liability or responsibility with respect to the Hazardous Materials facts described in EXHIBIT C, nor with respect to any Hazardous Materials which were not caused or knowingly permitted by Tenant, its agents, employees, contractors, licensees or invitees. Landlord shall take responsibility, at its sole cost and expense, for any governmentally-ordered clean-up, remediation, removal, disposal, neutralization or other treatment of Hazardous Materials conditions described in this Section 5.3(h). The foregoing obligation on the part of Landlord shall include the reasonable costs (including, without limitation, reasonable attorney's fees) of defending Tenant (with attorneys reasonably acceptable to Tenant) from and against any legal action or proceeding instituted by any governmental agency in connection with such clean-up, remediation, removal, disposal, neutralization or other treatment of such conditions, provided that Tenant promptly tenders such defense to Landlord.

Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant's attention.

       (i) The obligations on the part of Landlord contained in Sections 5.3(f) and 5.3(h) above are personal to Landlord and shall not be binding on, nor inure against any successor in interest to Landlord as of the owner of the Premises, including, without limitation, any lender acquiring the Premises by foreclosure of its mortgage or deed of trust or deed in lieu of foreclosure.

       (j) Except as disclosed in Section 5.3(h) above (and/or as may otherwise be disclosed to Tenant in writing), Landlord represents that, to the best of its actual knowledge without duty of inquiry or investigation whatsoever, there are no Hazardous Materials in or about the Premises which are in violation of any applicable federal, state or local law, ordinance or regulation.


                       ARTICLE VI. COMMON AREAS; SERVICES


   SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, refuse pickup, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon; provided, however, Tenant shall not be obligated to pay directly for any utilities, water, gas, electricity, sewer, heat, light, power, janitorial service, landscape maintenance, etc. to the extent such costs are billed to Tenant as Operating Expenses for the Project. Tenant, at its sole cost, may select and retain a janitorial service company to clean the Premises at such times and in a manner consistent with the operation of a first class office building. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services and Tenant shall pay such amount to Landlord, as an item of additional rent, within ten (10) days after receipt of Landlord's statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Building Costs in which event Tenant shall pay Tenant's proportionate share of such costs in the manner set forth in Section 4.2. Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder. Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord. In exercising Landlord's right of free access to all mechanical and electrical installations, Landlord shall not unreasonably interfere with Tenant's use and enjoyment of the Premises.

       Notwithstanding the foregoing, if as a result of the actions of Landlord, its authorized agents or employees, for more than three (3) consecutive business days following written notice to Landlord there is no HVAC or electricity services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant's Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant's purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. Any disputes concerning the foregoing shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease. The foregoing provisions shall not apply in case of damage to, or destruction of, the Premises, which shall be governed by the provisions of
Article XI of the Lease.

   SECTION 6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate, maintain and repair all Common Areas within any Building comprising the Premises and the Project in a first-class manner comparable to other Class A office buildings in the Irvine Spectrum area and in compliance with all obligations of Landlord under this Lease. The term "Common Areas" shall mean all areas within the exterior boundaries of the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas outside the exterior boundaries of the Building and other buildings in the Project provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including, without limitation, parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms and roof access entries, common entrances and lobbies, elevators, and restrooms not located within any tenantable premises of the Building and/or other buildings in the Project. Building hours for any Building not wholly leased by Tenant shall be Monday through Friday 7:00 a.m. to 6:00 p.m., and Saturday 9:00 a.m. to 1:00 p.m., President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year's Day and Sundays excluded. Tenant shall have access to its Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year including access to utilities and heating, ventilating and air conditioning services but subject to Tenant's obligation to pay the reasonable costs of any such services used other than during the Building hours described above; provided that Landlord may install access control systems as it deems advisable for any Building not wholly leased by Tenant. The reasonable cost of maintaining and repairing any such access control systems (but not the cost of installation of, or any "capital" cost of replacing, said systems) shall be included in Project Costs under Section 4.2.

   SECTION 6.3. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all rules and regulations as are prescribed from time to time by Landlord in a reasonable and non-discriminatory manner. Landlord shall operate and maintain the Common Areas in a first-class manner consistent with comparable Class A office buildings in the Irvine Spectrum as Landlord may determine to be appropriate. All reasonable costs incurred by Landlord for the maintenance and operation of the Common Areas shall be included in Project Costs unless excluded under Section 4.2 or unless any particular cost incurred can be charged to a specific tenant of the Project. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain any use or occupancy, except as authorized by Landlord's rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant's operations. Nothing in this Lease shall be deemed to impose liability upon Landlord for any damage to or loss of the property of, or for any injury to, Tenant, its invitees or employees. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, without liability to Landlord. Tenant shall not be required to comply with any rules and regulations for the Project other than those attached to this Lease unless such rules and regulations are commercially reasonable and nondiscriminatory in content and application. Landlord's exclusive control, operation, maintenance and repair of the Common Area shall be subject to Tenant's parking rights contained in Section
6.4 below and to all other limitations contained in this Lease. Landlord agrees that any temporary closure of any portion of the Common Areas shall not unreasonably interfere with Tenant's intended use of the Premises, nor its reasonable access to or parking for the Premises.

   SECTION 6.4. PARKING. Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 14 of the Basic Lease Provisions, which spaces shall be located on those portions of the Common Areas designated by Landlord for parking, and said parking spaces shall be provided at no charge to Tenant during the Lease Term. Tenant shall not use more parking spaces than such number. In the event the Premises is expanded at any time during the Term, the number of spaces shall be increased by the number included in the Economic Terms for such space. Landlord shall allow Tenant to select and mark the fifteen (15) spaces designated on Exhibit A-1 as "Broadcom Visitor" for use by Tenant's employees and customers, provided Landlord shall have no obligation to monitor the use of such stalls but such stalls shall be considered as part of the total number of stalls to which Tenant is entitled. In the event the Premises is expanded and Tenant leases all of any other building, Tenant shall have the right to mark an additional ten (10) spaces "Broadcom Visitor" for such building in a location reasonably designated by Landlord. All vehicle parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles, vans, mini-vans or pickup trucks. Tenant shall not knowingly permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded, parked or stored in areas other than those designated by Landlord for shipping and receiving activities. If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant; provided Landlord agrees not to cause or permit the towing of any vehicle from parking within the Common Area without first attempting to contact Tenant to identify the Owner of the vehicle in question. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no extended overnight parking of any vehicles of any kind unless otherwise authorized by Landlord (periodic, temporary overnight parking of employee vehicles for up to seventy-two (72) hours and vehicles used in the ordinary course of Tenant's business at the Premises shall be permitted), and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner's expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Building or their employees or invitees. Parking areas shall be used only for parking passenger vehicles. Servicing of vehicles, or the parking or storage of shipping and receiving vehicles in any area is prohibited unless otherwise authorized by Landlord. Periodic washing and detailing of automobiles shall be permitted, subject to the Landlord's reasonable rules and regulations and Landlord's reasonable standards for such third party providers. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant's employees, suppliers, shippers, customers or invitees, including, without limitation, damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas. Landlord agrees to enforce all parking rights and restrictions and rules and regulations for the Project on an equal and non-discriminatory basis. Tenant shall have no liability for non-compliance with the provisions of the Lease regarding parking other than with respect to Tenant's officers, directors and employees or persons under the control of Tenant, except for Landlord's towing rights herein provided.

   SECTION 6.5. CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures, equipment and Common Areas. Landlord may at any time relocate or remove any of the various buildings, parking areas, and other Common Areas, and may add buildings and areas to the Project from time to time. No change shall entitle Tenant to any abatement of rent or other claim against Landlord. In no event, however, shall Landlord (i) impair visibility of Tenant's Exterior Signage; (ii) materially impair access to and from the Premises from the parking areas; (iii) reduce the number or size of Tenant's parking spaces granted under this Lease, or (iv) otherwise materially interfere with Tenant's access to and use of the Premises, the parking areas and the Common Areas adjacent to the Building in any material manner without Tenant's prior written consent, which shall not be unreasonably withheld.

   SECTION 6.6. OUTDOOR COURTYARD AREA. With at least ten (10) business days prior written notice to Landlord and subject to availability, Tenant shall have the right to use certain adjacent areas of the Common Areas for Tenant's social and/or business functions with no additional rent for such use payable by Tenant, on the following terms and conditions: (i) Tenant may conduct up to twelve (12) such functions within any calendar year; (ii) such functions shall be limited to a reasonable number of people consistent with applicable fire, health and safety laws; (iii) Tenant shall execute Landlord's standard form entry permit prior to any such function, (iv) the insurance, indemnity and nonliability obligations and provisions contained in Sections 10.1, 10.3 and
10.4 of this Lease, respectively (including Tenant's obligation to carry liquor law liability insurance if alcoholic beverages are served or consumed during such functions), shall apply to and govern any claims, liabilities, costs or expenses arising from any such function, (v) no such proposed function shall, in Landlord's reasonable determination, unreasonably disrupt either other tenants of the Project, or the operation or maintenance of the Common Areas, and (vi) Tenant shall pay any and all Landlord's reasonable costs of preparation for, supervision of and/or clean-up in connection with, such functions.

                      ARTICLE VII. MAINTAINING THE PREMISES

   SECTION 7.1. TENANT'S MAINTENANCE AND REPAIR. Tenant at its sole expense shall make all repairs necessary to keep the Premises in the condition as existed on the Commencement Date (or on any later date that the improvements may have been installed), excepting ordinary wear and tear, including, without limitation, all glass, the interior surfaces of all windows, all doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment; provided, however, Tenant shall have no obligation to repair, maintain or replace the roof, foundations, footings, structural systems, exterior glass, sky lights, sky light seals, window seals and vents, electrical, plumbing, sewer and other utility lines outside the Premises, landscaping, walkways, fencing, parking areas, exterior lighting or exterior surfaces of exterior walls of the Building, and washing of exterior windows, all of which obligations shall be the sole responsibility of Landlord as provided in and subject to the terms of Section 7.2 below. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. As part of its maintenance obligations hereunder, Tenant shall, at Landlord's request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant. As part of its maintenance obligations hereunder, Tenant shall obtain a preventive maintenance contract from a licensed heating and air conditioning ("HVAC") contractor to provide for regular inspection, maintenance and repair of the HVAC system servicing the Premises all subject to Landlord's reasonable approval; provided, however, that Tenant may elect to have its own full-time qualified employees undertake such inspections and preventive maintenance provided the preventive maintenance and inspections are the equivalent of what would be provided by a licensed contractor in Landlord's reasonable determination. Project Costs billed to Tenant pursuant to Section 4.2 of this Lease shall not include charges for normal maintenance of HVAC to the extent Tenant fulfills its obligations under this Section but Project Costs shall include the cost of annual inspections by Landlord's HVAC contractor. If, as a result of annual or other inspections, Landlord determines that Tenant's employees are not performing satisfactory inspection and maintenance, Tenant shall obtain a third party maintenance contract for the HVAC system as set forth above. All repairs shall be at least equal in quality to the original work, shall be made only by a licensed contractor approved in writing in advance by Landlord and shall be made only at the time or times approved by Landlord. Any contractor utilized by Tenant shall be subject to Landlord's standard requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in
Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. If Tenant fails to properly maintain or repair any portion of the Premises as required under this Section 7.1 following written notice to Tenant and a reasonable opportunity to cure, Landlord may elect to make any such repair on behalf of Tenant and at Tenant's expense, and Tenant shall promptly reimburse Landlord for all costs incurred upon submission of an invoice. Landlord agrees not to unreasonably withhold its approval of any preventive maintenance contracts or licensed contractors selected by Tenant with respect to Tenant's maintenance and repair obligations.

   SECTION 7.2. LANDLORD'S MAINTENANCE AND REPAIR. Subject to Section 7.1 and
Article XI, Landlord shall provide service, maintenance and repair and shall maintain in good repair in a manner consistent with the repair and maintenance of comparable Class A office buildings in the Irvine Spectrum area, the roof, foundations, and footings of the Building, the exterior surfaces of the exterior walls of the Building, all exterior glass, sky lights, sky light seals, window seals and vents of the Building, electrical, plumbing, sewer and other utility lines outside the Premises, landscaping, walkways, fencing, parking areas, exterior lighting and exterior surfaces of exterior walls of the Building, and washing of exterior windows, and the structural, electrical and mechanical systems of the Building and all Common Area improvements within the Project, except that, subject to the waiver of subrogation contained in Section 10.5 below, Tenant at its expense shall make all repairs within the Premises only which Landlord deems reasonably necessary as a result of the act or negligence of Tenant, its agents, employees, invitees, subtenants or contractors (i.e., to the extent such repairs are not or would not be covered by a standard policy of property insurance or the property insurance actually maintained by Landlord). Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord's affiliates or divisions, to perform any service, repair or maintenance function. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord's right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord's expense except as specifically set forth below. Tenant further understands that Landlord shall not be required to make any repairs to the roof, foundations, footings, structural, electrical or mechanical systems unless and until Tenant has notified Landlord in writing of the need for such repair and Landlord shall have a reasonable period of time thereafter to commence and complete said repair, if warranted. Subject to the terms of Sections 2.4 and 4.2, all reasonable costs of any maintenance and repairs on the part of Landlord provided hereunder shall be considered part of Project Costs. Tenant shall have no obligation to maintain contracts for landscaping and irrigation systems or for asphalt or parking lot maintenance. Except in emergency situations, where prior notice is not reasonably possible, Landlord agrees to provide Tenant with at least twenty-four
(24) hours prior notice before commencing any repairs, improvements or alterations to the Building or the Project which are reasonably likely to materially impair Tenant's use or enjoyment of the Premises, Tenant's parking areas or access to the Project or the Premises.

       If Landlord shall fail to perform any repair obligations required under this Lease within thirty (30) days following Tenant's written request for such repairs, or if Landlord shall fail to perform any repairs required under this Lease of an emergency condition within forty-eight (48) hours' written notice from Tenant, then Tenant may elect to make such repairs at Landlord's expense by complying with the following provisions. Before making any such repair, Tenant shall deliver to Landlord a notice for the need for such repair ("Self-Help Notice"), which notice shall specifically advise Landlord that Tenant intends to exercise its self-help right hereunder. Should Landlord fail, within ten (10) days following receipt of the Self-Help Notice (or within twenty-four (24) hours following notice in the event of necessary emergency repairs), to commence the necessary repair or to make other arrangements reasonably satisfactory to Tenant, then Tenant shall have the right to make such repair on behalf of Landlord. Landlord shall reimburse Tenant for the reasonable costs of such repairs within thirty (30) days following receipt of Tenant's invoice for such costs, provided that in no event shall Tenant have the right to offset Basic Rent or any other charges payable by Tenant hereunder against such costs. It is understood that such reimbursement obligation shall be personal to Landlord, and in no event shall any lender or other deed of trust holder succeeding to Landlord be liable for payment of any such amount. In the event that the work could affect the Building's structural, mechanical, electrical, heating, ventilating, air conditioning, life safety or plumbing components or systems, then Tenant shall use only those contractors whose names are furnished by Landlord for such work. If those contractors are unwilling or unable to perform the work, or if Landlord fails to furnish the names of its contractors to Tenant prior to the commencement of the work by Tenant, Tenant shall retain the services of qualified, reputable and licensed, bonded contractors with like experience in similar building systems. Tenant shall be responsible for obtaining any necessary governmental permits before commencing the repair work. Tenant shall be liable for any damage, loss or injury resulting from said work to the extent of Tenant's or its agent's, employee's or contractor's negligence. Any disputes regarding these self-help provisions shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease.

   SECTION 7.3. ALTERATIONS. Tenant shall make no alterations, additions or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, but subject to the following provisions of this Section, Landlord's consent shall not be required for any alterations, additions or improvements to the Premises during the initial Term which cost less than the Alteration Cost Cap. Alteration Cost Cap means an amount equal to One Dollar and 05/00 ($1.05) per rentable square foot of Premises per lease year on a cumulative basis but subject to an aggregate maximum over the initial Term of Five Dollars Twenty-Five Cents ($5.25) per rentable square foot. Any such alterations are subject to all other provisions of this Section. For example, assuming Tenant continues to occupy all of the Building but made no alterations during the first year of the Term, Tenant could make alterations without Landlord's prior written consent during the second year of the Term in an amount up to $114,912.00 (54,720 feet x .1.05 x 2 years). Under this example, Tenant's ability to make further alterations during the remainder of the initial Term without Landlord's consent would be subject to an annual cap of $57,456.00 and an aggregate cap of $172,368.00. Notwithstanding anything to the contrary contained in the preceding sentences of this Section, without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion, in no event shall any alteration, addition or improvement: (i) affect the exterior of the Building or outside areas (or be visible from adjoining sites), or (ii) affect or penetrate any of the structural portions of the Building, including but not limited to the roof, or (iii) require any material change to the basic floor plan of the Premises, any change to any structural or mechanical systems of the Premises, or any governmental permit as a prerequisite to the construction thereof, or (iv) interfere in any manner with the proper functioning of or Landlord's access to any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable, including but not limited to requirements as to the manner, time, and contractor mutually acceptable to Landlord and Tenant for performance of the work. Tenant shall obtain all required permits for the work and shall perform the work in compliance with all applicable laws, regulations and ordinances, all covenants, conditions and restrictions affecting the Project, and the Rules and Regulations (hereafter defined). Tenant understands and agrees that Landlord shall be entitled to a supervision fee in the amount of three percent (3%) of the cost of any work which is both in excess of the Alteration Cost Cap, and which requires a governmental permit. If any governmental entity requires, as a condition to any proposed alterations, additions or improvements to the Premises by Tenant, that improvements be made to the Common Areas, and if Landlord consents to such improvements to the Common Areas, then Tenant shall, at Tenant's sole expense, make such required improvements to the Common Areas in such manner, utilizing such materials, and with such contractors (including, if required by Landlord, Landlord's contractors) as Landlord may reasonably require. Under no circumstances shall Tenant make any improvement which incorporates any Hazardous Materials, including, without limitation, asbestos-containing construction materials into the Premises. Any request for Landlord's consent shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Unless Landlord otherwise agrees in writing, all alterations, additions or improvements affixed to the Premises (excluding moveable trade fixtures and furniture) shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any alterations, decorations, fixtures, additions, improvements and the like installed either by Tenant or by Landlord at Tenant's request and to repair any damage to the Premises arising from that removal. Except as otherwise provided in this Lease or in any exhibit to this Lease, should Landlord make any alteration or improvement to the Premises for Tenant, Landlord shall be entitled to prompt reimbursement from Tenant for all costs incurred.

       Landlord shall have the right to require Tenant to remove (i) any of the components of the initial Tenant Improvements to the Premises but only if Landlord notifies Tenant that such removal will be required at the time of Landlord's approval of the Preliminary Plan, and (ii) any subsequent alterations, additions or improvements whether or not Landlord's consent was required unless Landlord's written consent was obtained and unless at the time of providing its consent Landlord notified Tenant in writing that Tenant would not have to remove such items upon the expiration of the Lease Term. Landlord and Tenant agree that Tenant shall have the right, upon expiration or termination of this Lease, to remove any and all phone systems, furniture, fixtures and other personal property which are not permanently affixed to the Premises or which may be removed without significant change to the Premises (including floor coverings, draperies, and/or removable shelves) that are installed in the Premises at Tenant's sole expense; provided, however, that Tenant shall, at its sole cost, repair any damage caused by such removal, reasonable wear and tear excepted.

   SECTION 7.4. MECHANIC'S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it reasonably deems proper, including payment of or defense against the claim giving rise to the lien. All reasonable and actual expenses so incurred by Landlord, including Landlord's reasonable attorneys' fees, and any foreseeable consequential or other damages incurred by Landlord proximately caused by such lien, shall be reimbursed by Tenant promptly following Landlord's demand, together with interest from the date of payment by Landlord at the Interest Rate provided for in Section 14.3(a) below until paid. Tenant shall give Landlord no less than twenty (20) days' prior notice in writing before commencing construction of any kind on the Premises so that Landlord may post and maintain notices of nonresponsibility on the Premises.

   SECTION 7.5. BUILDING ENTRY AND INSPECTION. Landlord shall, at all reasonable times upon at least twenty-four (24) hours advance written notice given in accordance with the provisions of Article XVI of this Lease or oral notice to Tenant's building manager or head of security (except in emergencies, when no notice shall be required), and provided that for security and confidentiality purposes, Landlord's representatives are accompanied by a representative of Tenant at all times (except in cases of emergency), have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to protect the interests of Landlord in the Premises, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last one hundred and eighty (180) days of the Term or when a Tenant default exists [which is not cured within the expiration of the applicable cure period], to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall have the right to use any and all reasonable means which Landlord may deem proper under the circumstances to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by such means shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises.


            ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT'S PROPERTY


       Tenant shall be liable for and shall pay before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises, and against any alterations, additions or like improvements made to the Premises by or on behalf of Tenant. When possible Tenant shall cause its personal property, Above Standard Improvements and alterations to be assessed and billed separately from the real property of which the Premises form a part. If any taxes on Tenant's personal property, and/or alterations are levied against Landlord or Landlord's property and if Landlord pays the same, or if the assessed value of Landlord's property is increased by the inclusion of a value placed upon the personal property, and/or alterations of Tenant and if Landlord pays the taxes based upon the increased assessment, Tenant shall pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment.

                      ARTICLE IX. ASSIGNMENT AND SUBLETTING


   SECTION 9.1. RIGHTS OF PARTIES.

       (a) Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant's interest in this lease, or permit the Premises to be occupied by anyone other than Tenant, without Landlord's prior written consent, which consent shall not be unreasonably withheld or conditioned in accordance with the provisions of
Section 9.1(b) and shall be delivered to Tenant within fifteen (15) business days following Tenant's request. No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord's prior written consent and, at Landlord's election, any such assignment or subletting or attempted assignment or subletting shall constitute a material default of this Lease. Without limiting the foregoing, Landlord agrees that the use and occupancy of not more than ten percent (10%) of the floor area of the Premises in the aggregate by any person or entity performing office support services (such as mail room, copy center, shipping or travel services) or other services incidental to Tenant's permitted use on an outsource basis shall not constitute a sublease or other prohibited transfer of the Premises provided Tenant continues to occupy the remainder of the Premises. Landlord shall not be deemed to have given its consent to any assignment or subletting by any other course of action, including its acceptance of any name for listing in the Building directory. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord's standard for consent as set forth in Section 9.1(b) of this Lease. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

       (b) If Tenant desires to transfer an interest in this Lease, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed subtenant's or assignee's business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease or assignment, including a copy of the proposed assignment or sublease form; (iv) evidence of insurance of the proposed assignee or subtenant complying with the requirements of EXHIBIT D hereto; (v) a completed Environmental Questionnaire from the proposed assignee or subtenant; and (vi) any other information reasonably requested by Landlord and reasonably related to the transfer. Except as provided in Subsection (c) of this Section, Landlord shall not unreasonably withhold its consent, provided:
(1) the use of the Premises will be consistent with the provisions of this Lease and with Landlord's written contractual commitments to other tenants of the Building and/or Project; (2) at Landlord's election, insurance requirements relating to such transferee's occupancy shall be brought into conformity with Landlord's then current leasing practice; (3) any proposed subtenant or assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord's consent, statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord's consent; (4) any proposed subtenant or assignee demonstrates to Landlord's reasonable satisfaction a record of successful experience in business; and (5) the proposed transfer will not impose additional burdens or adverse tax effects on Landlord.

           If Landlord consents to the proposed transfer, Tenant may within ninety (90) days after the date of the consent effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord's consent as set forth in this Section. Landlord shall approve or disapprove any requested transfer within fifteen (15) business days following receipt of Tenant's written request, the information set forth above, and the fee set forth below.

       (c) In lieu of consenting to a proposed assignment or subletting of thirty-seven percent (37%) or more of the rentable area of the Premises in the aggregate taking into consideration prior subleases for the duration of the then remaining Term, Landlord may elect to recapture the portion of the Premises subject to the proposed subletting, and lease such recaptured Premises directly to the proposed assignee or sublessee or to any third party, as provided in this paragraph. In the event Tenant proposes to sublease any space in the Building, such space proposed for sublease must be separately leaseable and tenantable, as reasonably determined by Landlord. Tenant shall provide Landlord with notice of its proposal to sublease (which notice shall include all material terms of the proposed sublease, including rental rate, tenant improvements, base year, etc.). Landlord shall have fifteen (15) business days within which to notify Tenant of its intent to recapture the portion of the Premises designated for subletting. If Landlord declines to exercise its right to recapture, Tenant shall have one hundred eighty (180) days from the time Landlord notifies Tenant of its decision not to recapture the space, to sublease said space to any party at terms (inclusive of rental rate, tenant improvements, base year, etc.) not materially different than those proposed to Landlord and, if Tenant is unsuccessful, Tenant shall repeat the procedures set forth in this paragraph. In the event of any such recapture by Landlord, this Lease shall terminate as to the recaptured space and the rent payable under this Lease shall be proportionately reduced, and Landlord shall be responsible for any brokerage commissions and other leasing costs relating to such re-leasing of the recaptured space.

       (d) Tenant agrees that fifty percent (50%) of any amounts paid by an assignee or subtenant, however described, in excess of (i) the Basic Rent payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Basic Rent reasonably allocated to such portion, plus
(ii) Tenant's direct out-of-pocket costs such as tenant improvements, moving costs or brokerage commissions which Tenant certifies to Landlord have been paid to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space, shall be the property of Landlord and such amounts shall be payable directly to Landlord by the assignee or subtenant or, at Landlord's option, by Tenant. At Landlord's request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this subsection.

       (e) Tenant shall pay to Landlord a fee of Five Hundred Dollars ($500.00) if and when any transfer hereunder is requested by Tenant, except for any transfer to a "Tenant Affiliate" (as hereinafter defined). Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for all of its costs of review and evaluation of a proposed assignee/sublessee, and Landlord shall not be obligated to commence such review and evaluation unless and until such fee is paid.

       (f) Landlord agrees to execute and deliver to Tenant, within fifteen (15) days following Tenant's request, a consent to lien waiver, including lease estoppel language as may be requested by Tenant's lender (all in a form reasonably acceptable to Tenant's lender and Landlord).

   SECTION 9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant's obligations, under this Lease. No transfer shall be binding on Landlord unless any document memorializing the transfer is delivered to Landlord and both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

   SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in each sublease:

       (a) Each and every provision contained in this Lease (other than with respect to the payment of rent hereunder) is incorporated by reference into and made a part of such sublease, with "Landlord" hereunder meaning the sublandlord therein and "Tenant" hereunder meaning the subtenant therein.

       (b) Tenant hereby irrevocably assigns to Landlord all of Tenant's interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant's obligations under this Lease, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant's obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured default exists in the performance of Tenant's obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord.

       (c) Except as permitted under Section 9.4 below, in the event of the termination of this Lease, Landlord may, at its sole option, take over Tenant's entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord's consent or for any advance rental payment by the subtenant in excess of one month's rent. The general provisions of this Lease, including, without limitation, those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease.

   SECTION 9.4. CERTAIN TRANSFERS. Notwithstanding anything to the contrary contained in this Article IX, Landlord's consent shall not be required for the assignment or transfer of this Lease to any parent or wholly owned subsidiary of Tenant or in connection with the sale of all or substantially all of the assets of Tenant or as a result of a merger by Tenant with or into another entity controlling, under common control with, or controlled by Tenant (a "Tenant Affiliate"); provided that (i) the financial ability of the persons and/or entities remaining liable for Tenant's obligations under this Lease after such transfer, when considered in the aggregate, shall not be materially and adversely reduced or impaired when compared to the financial ability of Tenant prior to such transfer, evidence of which, satisfactory to Landlord, shall be presented to Landlord prior to such transfer unless such prior disclosure is prohibited by applicable law in which event disclosure shall be made as soon as reasonably possible after such transaction is disclosed to the public, (ii) Tenant shall provide to Landlord prior to or contemporaneously with such transfer, written notice of such transactions and such documentation and other information as Landlord may reasonably request in connection therewith, (iii) the terms of Section 9.2 shall be applicable to any such assignment, and (iv) the use of the Premises by the Tenant Affiliate shall be as set forth in this Lease. For purposes of this Section, a public or private refinancing or offering of Tenant stock is a permitted transfer and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise. The provisions of Section 9.1 (c) and (d) shall not apply to the assignment or transfer of Tenant's interest in this Lease to a Tenant Affiliate pursuant to the provisions of this Section.


                       ARTICLE X. INSURANCE AND INDEMNITY

   SECTION 10.1. TENANT'S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in EXHIBIT D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

   SECTION 10.2. LANDLORD'S INSURANCE. Landlord shall provide the following types of insurance, in amounts and coverages as may be determined by Landlord in its reasonable discretion provided such amounts, coverages and deductibles are reasonable and comparable to coverages maintained on comparable properties in the area: "all risk" property insurance, subject to standard exclusions covering the Building and the Project, and commercial general liability coverage. Further, Landlord may, in its sole and absolute discretion, obtain coverage for such other risks as Landlord or its mortgagees may from time to time deem appropriate, including, without limitation, coverage for leasehold improvements and/or earthquake (provided, however, that the cost of earthquake insurance shall not be included as an Operating Expense unless Landlord elects or is required to carry such coverage on the entire Project). Landlord shall not be required to carry insurance of any kind on Tenant's property, including leasehold improvements, trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property, and shall not be obligated to repair or replace that property should damage occur. All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs. At Landlord's option, Landlord may self-insure all or any portion of the risks for which Landlord is required or elects to provide insurance hereunder; provided, however, that in the event that Landlord transfers its fee interest in the Project including the Premises (other than to an entity affiliated with, controlled, controlling or under common control with Landlord, or in which Landlord retains an interest), such transferee shall demonstrate a financial net worth of at least Fifty Million Dollars ($50,000,000.00) or cash reserves of Ten Million Dollars ($10,000,000.00), and in the absence of such financial net worth or cash reserves, such transferee shall instead maintain insurance coverage as required by this Section 10.2 from third-party insurance carrier(s).

   SECTION 10.3.   JOINT INDEMNITY.

       (a) To the fullest extent permitted by law, but subject to the express limitations on liability contained in Section 10.5 of this Lease, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, its agents, and any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant's use or occupancy of the Premises, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees in or about the Premises, or from any negligence or willful misconduct of Tenant or its agents, employees, visitors, patrons, guests, invitees or licensees. In cases of alleged negligence asserted by third parties against Landlord which arise out of, are occasioned by, or in any way attributable to Tenant's, its agents, employees, contractors, licensees or invitees use and occupancy of the Premises, or from the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees on Tenant's part to be performed under this Lease, or from any negligence or willful misconduct of Tenant, its agents, employees, licensees or invitees, Tenant shall accept any tender of defense for Landlord and shall, notwithstanding any allegation of negligence or willful misconduct on the part of the Landlord, defend Landlord and protect and hold Landlord harmless and pay all costs, expenses and attorneys' fees incurred in connection with such litigation, provided that Tenant shall not be liable for any such injury or damage, and Landlord shall reimburse Tenant for the reasonable attorney's fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord. Upon Landlord's request, Tenant shall at Tenant's sole cost and expense, retain a separate attorney reasonably selected by Landlord to represent Landlord in any such suit if Landlord reasonably determines that the representation of both Tenant and Landlord by the same attorney would cause a conflict of interest; provided, however, that to the extent and in the proportion that the injury or damage which is the subject of the suit is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord, Landlord shall reimburse Tenant for the reasonable legal fees and costs of the separate attorney retained by Tenant. The provisions of this Subsection 10.3(a) shall expressly survive the expiration or sooner termination of this Lease.

       (b) To the fullest extent permitted by law, but subject to the express limitations on liability contained in this Lease (including, without limitation, the provisions of Sections 10.4, 10.5 and 14.8 of this Lease), Landlord shall defend, indemnify, protect, save and hold harmless Tenant, its agents and any and all affiliates of Tenant, including, without limitation, any corporations, or other entities controlling, controlled by or under common control with Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from the operation, maintenance or repair of the Common Areas, the Project and/or the Building by Landlord or its employees or authorized agents. In cases of alleged negligence asserted by third parties against Tenant which arise out of, are occasioned by, or in any way attributable to the maintenance or repair of the Common Areas, the Project or the Building by Landlord or its authorized agents or employees, Landlord shall accept any tender of defense for Tenant and shall, notwithstanding any allegation of negligence or willful misconduct on the part of Tenant, defend Tenant and protect and hold Tenant harmless and pay all cost, expense and attorneys' fees incurred in connection with such litigation, provided that Landlord shall not be liable for any such injury or damage, and Tenant shall reimburse Landlord for the reasonable attorney's fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Tenant) to be attributable to the negligence or willful misconduct of Tenant. Upon Tenant's request, Landlord shall at Landlord's sole cost and expense, retain a separate attorney reasonably selected by Tenant to represent Tenant in any such suit if Tenant reasonably determines that the representation of both Tenant and Landlord by the same attorney would cause conflict of interest; provided, however, that to the extent and the proportion that the injury or damage which is the subject of the suit is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Tenant) to be attributable to the negligence or willful misconduct or Tenant, Tenant shall reimburse Landlord for the reasonable legal fees and costs of the separate attorney retained by Landlord. The provisions of this Subsection 10.3(b) shall expressly survive the expiration or sooner termination of this Lease.

   SECTION 10.4. LANDLORD'S NONLIABILITY. Subject to the express indemnity obligations contained in Section 10.3(b) of this Lease, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord for loss of or damage to any property or personal injury, or any other loss, cost, damage, injury or liability whatsoever resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. Notwithstanding any provision of this Lease to the contrary, including, without limitation, the provisions of
Section 10.3(b) of this Lease, Landlord shall in no event be liable to Tenant, its employees, agents, and invitees, and Tenant hereby waives all claims against Landlord, for loss or interruption of Tenant's business or income (including, without limitation, any consequential damages and lost profit or opportunity costs), or any other loss, cost, damage, injury or liability resulting from, but not limited to, Acts of God (except with respect to restoration obligations pursuant to Article XI below), acts of civil disobedience or insurrection, acts or omissions (criminal or otherwise) of any third parties (other than Landlord's employees or authorized agents), including, without limitation, any other tenants within the Project or their agents, employees, contractors, guests or invitees. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Except as provided in Sections 6.1, 11.1 and 12.1 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business (including, without limitation, consequential damages and lost profit or opportunity costs) arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant's business in the Premises. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.

   SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other's agents on account of loss and damage occasioned to the property of such waiving party to the extent only that such loss or damage would be covered under any "all risk" property insurance policies required by this Article X; provided however, that (i) the foregoing waiver shall not apply to the extent of Tenant's obligations to pay deductibles under any such policies and this Lease, and (ii) if any loss is due to the negligent act, omission or willful misconduct of Tenant or its agents, employees, contractors, guests or invitees, Tenant's liability insurance shall be primary and shall cover all losses and damages prior to any other insurance hereunder. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any "all-risk" property insurance policies required by this Article, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees. The provisions of this Section shall not limit the indemnification provisions elsewhere contained in this Lease.


                        ARTICLE XI. DAMAGE OR DESTRUCTION


   SECTION 11.1. RESTORATION.

       (a) If the Building of which the Premises are a part is damaged, Landlord shall diligently repair that damage as soon as reasonably possible, at its expense, unless: (i) Landlord reasonably determines that the cost of repair is not covered by Landlord's fire and extended coverage insurance then in place (or if Landlord is self-insuring, would not be covered by a standard policy of "all risk" fire insurance), plus such additional amounts Tenant elects, at its option, to contribute, excluding however the deductible (for which Tenant shall be responsible for Tenant's Share); (ii) Landlord reasonably determines that the Premises cannot, with reasonable diligence, be fully repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, including, without limitation, Hazardous Materials, earthquake faults, and other similar dangers) within two hundred seventy (270) days after the date of the damage; (iii) the damage occurs during the final twelve (12) months of the Term. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in writing within thirty (30) days after the damage occurs and this Lease shall terminate as of the date of that notice.

       (b) Unless Landlord elects to terminate this Lease in accordance with subsection (a) above, this Lease shall continue in effect for the remainder of the Term and Landlord shall promptly notify Tenant in writing of Landlord's election to restore the Premises and of the time Landlord estimates to complete such restoration; provided that so long as Tenant is not in default under this Lease following the expiration of the applicable cure period, if the damage is so extensive that Landlord reasonably determines that the Premises cannot, with reasonable diligence, be repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, earthquake faults, and other similar dangers) so as to allow Tenant's substantial use and enjoyment of the Premises within two hundred seventy (270) days after the date of damage, then Tenant may elect to terminate this Lease by written notice to Landlord within the thirty (30) day period stated in subsection (a).

       (c) Commencing on the date of any damage to the Building, and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the floor area of the Premises that is rendered unusable by the damage from time to time bears to the total floor area of the Premises, and if as a result of any partial damage, Tenant reasonably determines that it cannot conduct its business in the remaining portions of the Premises, the rent for the entire Premises shall be abated. Any such abatement shall be conditioned upon Tenant's then carrying the required business interruption insurance as described in EXHIBIT D.

       (d) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section, and subject to the provisions of Section 10.5 above, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, invitees or representatives, but only to the extent such damage is not covered by a standard policy of "all risk" insurance (whether or not Landlord is self-insuring). In addition, the provisions of this Section shall not be deemed to require Landlord to repair any improvements or fixtures that Tenant is obligated to repair or insure pursuant to any other provision of this Lease.

       (e) Tenant shall fully cooperate with Landlord in removing Tenant's personal property and any nonstructural debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant's rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require. If damage or destruction rendering the Premises unusable occurs during the final twelve (12) months of the Lease Term or the final twelve
(12) months of any extension period which cannot be repaired within sixty (60) days following such damage or destruction, Tenant shall have the option to terminate the Lease by providing Landlord written notification of Tenant's election to terminate within thirty (30) days after the damage occurs. For all purposes of this Section 11.1, damage to Tenant's parking areas and access to the Premises shall be deemed damage to the Building.

   SECTION 11.2. LEASE GOVERNS/JAMS. Tenant agrees that the provisions of this Lease, including, without limitation, Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law. Any disputes regarding the obligations of the parties under this Article XI shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease.


                           ARTICLE XII. EMINENT DOMAIN


   SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises which materially impairs Tenant's ability to conduct business from the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, other than the Premises, is taken or sold in lieu of taking, and if Landlord elects to restore the Building in such a way as to alter the Premises materially, either party may terminate this Lease, by written notice to the other party, effective on the date of vesting of title. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of a sufficient condemnation award, proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In addition, Tenant's share of Operating Expenses and all other elements of this Lease which are a function of the square footage of the Premises shall be adjusted to reflect the taking. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

   SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.

   SECTION 12.3. TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location reasonably close to the Building; provided that if Landlord fails to make that substitution within ninety (90) days following the taking and if the taking materially impairs Tenant's use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect. Any dispute regarding the substitution of parking spaces under this Section 12.3 shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.7 of this Lease.


          ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS


   SECTION 13.1. SUBORDINATION. At the option of Landlord, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as Tenant is not in default under this Lease following the expiration of the applicable cure period, this Lease shall not be terminated or Tenant's quiet enjoyment of the Premises disturbed in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which Tenant has subordinated this Lease pursuant to this Section. Any such subordination instrument presented for Tenant's signature shall contain nondisturbance provisions for Tenant's benefit substantially in accordance with the provisions for Tenant's benefit set forth in this Section. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall execute any instrument reasonably required by Landlord's successor for that purpose. Tenant shall also, upon written request of Landlord, execute and deliver all instruments as may be required from time to time to subordinate the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust (provided that such instruments include the nondisturbance and attornment protections set forth above in form reasonably acceptable to Tenant), or, if requested by Landlord, to subordinate, in whole or in part, any ground or underlying lease or the lien of any mortgage or deed of trust to this Lease.

   SECTION 13.2. ESTOPPEL CERTIFICATE.

       (a) Tenant shall, at any time upon not less than fifteen (15) days prior written notice from Landlord, execute, acknowledge and deliver to Landlord, in any form that Landlord may reasonably require, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant's knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord may reasonably require. Tenant's statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project.

       (b) Notwithstanding any other rights and remedies of Landlord, Tenant's failure to deliver any estoppel statement within fifteen (15) days following written notice therefor shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord's performance, and
(iii) not more than one month's rental has been paid in advance.

   SECTION 13.3. FINANCIALS.

       (a) Tenant shall deliver to Landlord, prior to the execution of this Lease and thereafter at any time within fifteen (15) days following Landlord's request but not more than once in each calendar year, Tenant's current financial statements, certified true, accurate and complete by the chief financial officer of Tenant, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the "Statements"), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord agrees that it will keep the Statements confidential, except that Landlord shall have the right to deliver the same to any proposed purchaser of the Building or Project (provided that any such purchaser shall agree to keep said Statements confidential), and to any encumbrancer of all or any portion of the Building or Project (provided that Landlord shall request that any such encumbrancer keep said Statements confidential).

       (b) Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant's true financial condition as of the date of submission by any Statements to Landlord.


ARTICLE XIV.  DEFAULTS AND REMEDIES


   SECTION 14.1. TENANT'S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a default by Tenant:

       (a) The failure by Tenant to make any payment of rent or additional rent required to be made by Tenant, as and when due, where the failure continues for a period of ten (10) days after written notice from Landlord to Tenant;

provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. For purposes of these default and remedies provisions, the term "additional rent" shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.

       (b) Assignment, sublease, encumbrance or other transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord.

       (c) The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

       (d) The failure of Tenant to timely and fully provide any subordination agreement, estoppel certificate or financial statements in accordance with the requirements of Article XIII.

       (e) The failure or inability by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant or such shorter period as is specified in any other provision of this Lease; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.

       (f) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, if possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where the seizure is not discharged within sixty (60) days; or (v) Tenant's convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts. Landlord shall not be deemed to have knowledge of any event described in this subsection unless notification in writing is received by Landlord, nor shall there be any presumption attributable to Landlord of Tenant's insolvency. In the event that any provision of this subsection is contrary to applicable law, the provision shall be of no force or effect.

   SECTION 14.2. LANDLORD'S REMEDIES.

       (a) In the event of any default by Tenant, or in the event of the abandonment of the Premises by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

           (i)Landlord may terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from
Tenant:

              (1) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination;

              (2) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

              (3) The worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

              (4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant's default, including, but not limited to, the cost of recovering possession of the Premises, refurbishment of the Premises to the condition required upon surrender under this Lease, marketing costs, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys' fees, and any other reasonable costs (provided that the unamortized portion of any tenant improvements shall not be computed separately from the rent which includes such amounts); and

              (5) At Landlord's election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term "rent" as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the "worth at the time of award" shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in subparagraph (3) above, the "worth at the time of award" shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

           (ii) Landlord may elect not to terminate Tenant's right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord's interests under this Lease, shall not constitute a termination of the Tenant's right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord's consent as are contained in this Lease.

       (b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.

       (c) No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord's knowledge of the preceding breach or default at the time of acceptance of rent, or (ii) a waiver of Landlord's right to exercise any remedy available to Landlord by virtue of the breach or default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant's estate shall not waive or cure a default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord's right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

   SECTION 14.3. LATE PAYMENTS. Any rent due under this Lease that is not received by Landlord within ten (10) days of the date when due shall bear interest at the rate of ten percent (10%) per annum not to exceed the maximum rate permitted by law (the "Interest Rate") from the date due until fully paid. The payment of interest shall not cure any default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any rent due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge in a sum equal to the greater of five percent (5%) of the amount overdue or Two Hundred Fifty Dollars ($250.00) for each delinquent payment; provided that such late charge shall be waived for the initial late rent payment during each calendar year during the Term and any extension. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

   SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant's sole cost and expense and without any abatement of rent or right of set-off. If Tenant fails to pay any sum of money, other than rent, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election make the payment or perform the other act on Tenant's part. Landlord's election to make the payment or perform the act on Tenant's part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the maximum rate permitted by law from the date of the payment by Landlord. Landlord shall have the same rights and remedies if Tenant fails to pay those amounts as Landlord would have in the event of a default by Tenant in the payment of rent. Landlord shall provide Tenant with written notice and the appropriate cure period provided in the Lease before performing any act on behalf of Tenant and will provide Tenant with written request for any reimbursement payable under this Section 14.4.

   SECTION 14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. If Landlord shall default in the performance of any of its obligations under the Lease (after notice and an opportunity to cure as provided herein), Tenant shall have the right to pursue any and all remedies available to it as set forth in this Lease, at law, or in equity, subject to the express limitations on liability contained in this Lease.

   SECTION 14.6. EXPENSES AND LEGAL FEES. All sums reasonably incurred by Landlord in connection with any event of default by Tenant under this Lease or holding over of possession by Tenant after the expiration or earlier termination of this Lease, including, without limitation, all costs, expenses and actual accountants, appraisers, attorneys and other professional fees, and any collection agency or other collection charges, shall be due and payable by Tenant to Landlord on demand, and shall bear interest at the rate of ten percent (10%) per annum. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys' fees, and all other costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

   SECTION 14.7. WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

   SECTION 14.8. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers or shareholders of Landlord or its constituent partners. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title or interest in the Project and no action for any deficiency may be sought or obtained by Tenant.


                             ARTICLE XV. END OF TERM


   SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. If Tenant holds over for any period after the expiration (or earlier termination) of the Term without the prior written consent of Landlord, such possession shall constitute a tenancy at sufferance only; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the first (1st) day following the termination of this Lease. In either of such events, possession shall be subject to all of the terms of this Lease, except that the monthly Basic Rent shall be one hundred twenty percent (120%) of the Basic Rent for the month immediately preceding the date of termination for the initial two (2) months of holdover by Tenant and thereafter, the monthly Basic Rent for the third (3rd) and each successive month of holdover shall be the greater of one hundred fifty percent (150%) of the Basic Rent for the month immediately preceding the date of termination or the then current Basic Rent for comparable space in the Building or Project, as the case may be. If Tenant fails to surrender the Premises upon the expiration of this Lease despite Landlord's written demand to do so (which demand shall include notice to Tenant of a succeeding tenant and the need for Tenant's immediate surrender), then Tenant shall be liable for Landlord's foreseeable consequential and other damages (including, without limitation, reasonable attorney's fees) proximately caused by such failure to surrender. Acceptance by Landlord of rent after the termination shall not constitute a consent to a holdover or result in a renewal of this Lease. The foregoing provisions of this Section are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord under this Lease or at law.

   SECTION 15.2. MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

   SECTION 15.3. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all personal property and debris, except for any items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from such removal, which repair shall include the patching and filling of holes (other than holes resulting from the hanging of pictures or other items of decoration, which Tenant shall not be obligated to patch and fill) and repair of structural damage, provided that Landlord may instead elect to repair any structural damage at Tenant's expense. If Tenant shall fail to comply with the provisions of this Section following ten (10) days written notice to Tenant and failure to cure,

Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand. If Tenant fails to remove Tenant's personal property from the Premises upon the expiration of the Term, Landlord may remove, store, dispose of and/or retain such personal property, at Landlord's option, in accordance with then applicable laws, all at the expense of Tenant. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.


                        ARTICLE XVI. PAYMENTS AND NOTICES


   All sums payable by Tenant to Landlord shall be paid, without deduction or offset (except as otherwise expressly provided in this Lease), in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within five (5) days after demand. All payments requiring proration shall be prorated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered in person or by courier or overnight delivery service to the other party, or may be deposited in the United States mail, duly registered or certified, postage prepaid, return receipt requested, and addressed to the other party at the address set forth in Item 12 of the Basic Lease Provisions. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. If any notice or other document is sent by mail, it shall be deemed served or delivered on the date actually received or refused as indicated on the return receipt. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them. Unless the Lease expressly provides otherwise, all payments shall be due and payable within ten (10) days of demand.


                       ARTICLE XVII. RULES AND REGULATIONS


   Tenant agrees to observe faithfully and comply strictly with the Rules and Regulations, attached as EXHIBIT E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and Common Areas. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant or such tenant's agents, employees, contractors, guests or invitees. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant's failure to keep and observe the Rules and Regulations shall constitute a default under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling. Tenant's agreement to abide by, keep and observe all reasonable rules and regulations which Landlord may make shall be limited to those rules and restrictions which are consistently applied by Landlord to all tenants of the Project in a non-discriminatory manner.


                       ARTICLE XVIII. BROKER'S COMMISSION


   The parties recognize as the broker(s) who negotiated this Lease the firm(s), if any, whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) pursuant to Landlord's separate agreement with said Broker. Tenant warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys' fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease. To the fullest extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all costs, expenses and liabilities for any compensation claimed by any broker, finder or agent employed or claiming to have been employed by Landlord in connection with the negotiation of this Lease.


                  ARTICLE XIX. TRANSFER OF LANDLORD'S INTEREST

   In the event of any transfer of Landlord's interest in the Premises, Landlord agrees to transfer, by credit to the purchase price or otherwise, Tenant's Security Deposit to the transferee, and the transferor shall thereupon be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that: (i) any other funds held by the transferor in which Tenant has an interest shall be turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law and (ii) any such transferee shall assume, in writing, all non-accrued obligations of Landlord under this Lease Notwithstanding the foregoing, no holder of a mortgage and/or deed of trust to which this Lease is or may be subordinate, and no landlord under a so-called sale-leaseback, shall be responsible in connection with the Security Deposit, unless the mortgagee or holder of the deed of trust or the landlord actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

                           ARTICLE XX. INTERPRETATION

   SECTION 20.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words "Landlord" and "Tenant" shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

   SECTION 20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

   SECTION 20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

   SECTION 20.4. SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

   SECTION 20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease.

   SECTION 20.6. CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

   SECTION 20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

   SECTION 20.8. WAIVER AND CUMULATIVE REMEDIES. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party's consent to any subsequent act. No breach by Tenant of this Lease shall be deemed to have been waived by Landlord unless the waiver is in a writing signed by Landlord. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord may have. The failure of Tenant or Landlord to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of the Lease shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of a party to insist upon the performance by the other party of its obligations in strict accordance with said terms. Any payment of rents or other sums hereunder by Tenant shall not, in and of itself, be deemed a waiver of any preceding breach by Landlord of any term, covenant or condition of this Lease, regardless of Tenant's knowledge of such preceding breach at the time of payment of such rent or other sums.

   SECTION 20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent or from the timely performance of any other obligation under this Lease within Tenant's reasonable control.

   SECTION 20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

   SECTION 20.11. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

   SECTION 20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including, without limitation, any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

                      ARTICLE XXI. EXECUTION AND RECORDING

   SECTION 21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

   SECTION 21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Tenant and Landlord each represent and warrant that each individual executing this Lease on behalf of Tenant or Landlord, respectively, is duly authorized to execute and deliver this Lease on behalf of Tenant or Landlord, respectively, and that this Lease is binding upon Tenant or Landlord, respectively, in accordance with its terms.

   SECTION 21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

   SECTION 21.4. RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a "short form" memorandum of this Lease for recording purposes.

   SECTION 21.5. AMENDMENTS. No amendment or termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

   SECTION 21.6. EXECUTED COPY. Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.

   SECTION 21.7. ATTACHMENTS. All exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

                           ARTICLE XXII. MISCELLANEOUS

   SECTION 22.1. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Project, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease. The provisions of this Section are not intended to prevent Tenant from disclosing the existence or terms of this Lease as may be required of a public company in its filings with regulatory agencies.

   SECTION 22.2. GUARANTY. [INTENTIONALLY OMITTED]

   SECTION 22.3. CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Project, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.


   SECTION 22.4. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord (which in no event shall be less than sixty (60) days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is commenced within such sixty (60) day period and is thereafter diligently pursued. Tenant agrees that each beneficiary of a deed of trust or mortgage covering the Building is an express third party beneficiary hereof, Tenant shall have no right or claim for the collection of any deposit from such beneficiary or from any purchaser at a foreclosure sale unless such beneficiary or purchaser shall have actually received and not refunded the deposit, and Tenant shall comply with any written directions by any beneficiary to pay rent due hereunder directly to such beneficiary without determining whether an event of default exists under such beneficiary's deed of trust.

   SECTION 22.5. COVENANTS AND CONDITIONS. All of the provisions of this Lease shall be construed to be conditions as well as covenants as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

   SECTION 22.6. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant, its agents, invitees and property from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Project or any part thereof, in which event the cost thereof shall be included within the definition of Project Costs. Tenant shall have the right to install, maintain and operate a security system on the interior and exterior of the Premises as it deems appropriate. Any such system shall be subject to Landlord's reasonable approval but shall be installed, maintained, operated and removed upon expiration or earlier termination of the Lease at Tenant's sole cost and expense.

   SECTION 22.7. JAMS ARBITRATION.

       (a) All claims or disputes between Landlord and Tenant arising out of, or relating to the Lease which either party is expressly authorized by a provision hereof to submit to arbitration, shall be decided by the JAMS/ENDISPUTE, or its successor, in Orange, California ("JAMS"), unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. Any arbitration pursuant to this Section shall be decided within thirty (30) days of submission of JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with arbitration shall be awarded to the prevailing party as determined by the arbitrator.

       (b) Notice of the demand for arbitration by either party to the Lease shall be filed in writing with the other party to the Lease and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to the Lease shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Lease under which such arbitration is filed if (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

       (c) The agreement herein among the parties to the Lease and any other written agreement to arbitrate referred to herein shall be specifically enforceable under prevailing law.

LANDLORD:                                  TENANT:

THE IRVINE COMPANY,                        BROADCOM CORPORATION

A DELAWARE CORPORATION                     A CALIFORNIA CORPORATION

By:/s/ Richard G. Sim                      By: /s/ William J. Ruehle
   -------------------------------             -------------------------------------------
   Richard G. Sim                              William J. Ruehle,
   Executive Vice President                    Vice President and Chief Financial Officer



By:/s/ Brian R. Schaefgen
   ----------------------------------
      Brian R. Schaefgen
      Assistant Secretary

                            FIRST AMENDMENT TO LEASE

      This First Amendment to Lease (the "Amendment") is entered into as of October 18, 2000, by and between THE IRVINE COMPANY ("Landlord") and BROADCOM CORPORATION, a California corporation.

                                    RECITALS

      A. On August 1, 2000, Landlord and Tenant entered into an Industrial Lease (Multi-Tenant; Net) (the "Initial Lease") for all of the space in a building located at 49 Discovery, Irvine, California, ("Initial Premises").

      B. The Initial Lease included an expansion right granting Tenant the right to lease all or a portion of a building owned by Landlord at 47 Discovery, Irvine, California (the "Expansion Building"). Tenant has exercised its expansion right by giving an Expansion Notice to Landlord in accordance with the terms of Section 2.5(a) of the Initial Lease indicating its desire to lease all of the Expansion Building.

      C. Landlord and Tenant now desire to modify the Lease to add the Expansion Building, which contains approximately 53,220 rentable square feet, to the Premises, to adjust the Basic Rent to reflect the addition of the Expansion Building, and make such other modifications as are set forth in this Amendment.

                                    AGREEMENT

      I. BASIC LEASE PROVISIONS. The Basic Lease Provisions are hereby amended as follows (section numbers refer to the Basic Lease Provision numbers):

      A. Item 1 is deleted in its entirety and the following shall be substituted therefor:

            1. PREMISES: The Premises includes all of two (2) two (2) story buildings known as 47 and 49 Discovery, Irvine, California. The buildings are referred to separately as the "47 Discovery Building" and the "49 Discovery Building".

            All references to the "Building" in the Lease shall be amended to refer to the 47 Discovery Building and/or the 49 Discovery Building, either collectively or individually as the context may reasonably require.

      B.    Item 4 is hereby amended by adding the following:

            4. COMMENCEMENT DATE FOR 47 DISCOVERY BUILDING: January 15, 2001

      C.    Item 5 is hereby amended by adding the following:

                  The Term for the 47 Discovery Building shall commence on the
            Commencement Date for 47 Discovery Building and shall, unless otherwise terminated in accordance with the terms of this Lease, terminate concurrently upon termination of the Lease for the Premises.

      D.    Item 6 is hereby amended by adding the following:

            BASIC RENT: Commencing on the Commencement Date for the 47 Discovery Building, the Basic Rent shall be Two Hundred Five Thousand Eighty-Six Dollars ($205,086.00) including One Hundred One Thousand One Hundred Eighteen Dollars ($101,118.00) per month for the 47 Discovery Building and One Hundred Three Thousand Nine Hundred Sixty Eight Dollars ($103,968.00) per month for the 49 Discovery Building, based on $1.90 per rentable square foot.

            Basic Rent is subject to adjustment as follows:

            Commencing on the first day of the thirteenth (13th) month of the Lease Term, the Basic Rent shall be Two Hundred Ten Thousand Four Hundred Eighty-Three Dollars ($210,483.00) including One Hundred Three Thousand Seven Hundred Seventy-Nine Dollars ($103,779.00) for the 47 Discovery Building and One Hundred Six Thousand Seven Hundred Four Dollars ($106,704.00) per month for the 49 Discovery Building, based on $1.95 per rentable square foot.

            Commencing on the first day of the twenty-fifth (25th) month of the Lease Term, the Basic Rent shall be Two Hundred Fifteen Thousand Eight Hundred Eighty Dollars ($215,880.00) including One Hundred Six Thousand Four Hundred Forty Dollars ($106,440.00) for the 47 Discovery Building and One Hundred Nine Thousand Four Hundred Forty Dollars ($109,440.00) per month for the 49 Discovery Building, based on $2.00 per rentable square foot.

            Commencing on the first day of the thirty-seventh (37th) month of the Lease Term, the Basic Rent shall be Two Hundred Twenty One Thousand Two Hundred Seventy-Seven Thousand Dollars ($221,277.00) including One Hundred Nine Thousand One Hundred One Dollars ($109,101.00) for the 47 Discovery Building and One Hundred Twelve Thousand One Hundred Seventy Six Dollars ($112,176.00) per month for the 49 Discovery Building, based on $2.05 per rentable square foot.

            Commencing on the first day of the forty-ninth (49th) month of the Lease Term, the Basic Rent shall be Two Hundred Sixty Six Thousand Six Hundred Seventy-Four Dollars ($266,274.00) including One Hundred Eleven Thousand Seven Hundred Seventy-Two Dollars ($111,762.00) for the 47 Discovery Building and One Hundred Fourteen Thousand Nine Hundred Twelve Dollars ($114,912.00) per month for the 49 Discovery Building, based on $2.10 per rentable square foot.

      E. Item 8 is deleted in its entirety and the following shall be substituted therefor:

            8. FLOOR AREA OF PREMISES: Approximately 107,940 rentable square feet as follows:

                  47 Discovery Building         53,220 rentable square feet
                  49 Discovery Building         54,720 rentable square feet

      F.    Effective as of the Commencement Date for 47 Discovery Building,
            Item 14 shall be deleted in its entirety and the following shall be substituted therefor:

            14. VEHICLE PARKING SPACES: Two Hundred Twelve (212) additional stalls shall be added bringing the total number of stalls to Four Hundred Thirty (430) subject to adjustment at the rate of four (4) spaces per 1000 rentable square feet if additional space is added to the Premises. Tenant shall have the right to mark up to a total of twenty (20) spaces in the area designated on Exhibit A-2 attached hereto as "Broadcom Visitor".

II.   AMENDMENT OF LEASE PROVISIONS.

      A. LANDLORD'S RESPONSIBILITIES. The provisions of Section 2.4 of the Lease shall apply to 47 Discovery except that the references to twelve (12) months from the Commencement Date shall mean twelve (12) months from the Commencement Date for 47 Discovery Building.

      B. RIGHT TO ADDITIONAL SPACE IN THE 47 DISCOVERY BUILDING. The Expansion Right set forth in Section 2.5(a) and the Right of First Refusal set forth in
Section 2.5(b) are hereby deleted in their entirety.

      C. RIGHT OF SECOND REFUSAL DELETED. The Second Right of Refusal set forth in Section 2.5(c) of the Lease is hereby deleted in its entirety.

      D. LICENSE RIGHTS FOR 47 DISCOVERY BUILDING. The license rights granted pursuant to the provisions of Section 2.6 of the Lease shall be applicable to the 47 Discovery Building and Tenant shall have the right to install Communications Equipment on the roof and/or generator equipment in the Common Area subject to Landlord's review and approval of Tenant's plan in accordance with the provisions of Section 2.6 of the Lease.

      E. RIGHT TO EXTEND LEASE TERM. Tenant's right to extend the Term of the Lease pursuant to Section 3.3 of the Lease shall be effective as to the entire Premises; provided that Tenant, in Tenant's sole discretion, may elect to exercise the extension right granted therein with respect to the 47 Discovery Building only, the 49 Discovery Building only or as to the entire Premises by indicating that portion of the Premises which Tenant elects to lease for the extended term of the Lease in its Commitment Notice. Tenant's failure to designate a single building, rather than the entire Premises, for lease during the extended Term shall be deemed Tenant's extension of the Term for the entire Premises. If Tenant elects to extend the Term with respect to one Building only, Landlord and Tenant shall enter into a written amendment to accurately reflect the Basic Lease Provisions for the single Building, and Tenant shall fulfill all of its surrender obligations with respect to the Building to be surrendered at the expiration of the initial Term for such Building on or before such expiration date.

      F. SIGNAGE. Tenant's right to exterior signage on the "Building" set forth in Section 5.2 of the Lease shall apply to each of the 47 Discovery Building and the 49 Discovery Building individually, and not to the Premises as a whole.

      G. ALTERATIONS. Tenant's rights and limitations on alterations set forth in Section 7.3 of the Lease shall apply to the each Building on the Premises individually.

      H. RESTORATION. Section 11.1 of the Lease is hereby amended by adding the following additional provisions:

            (f) If one Building is damaged by fire or other casualty which would permit either Landlord or Tenant to terminate this Lease pursuant to the provisions of Section 11.1(a)(i) of the Lease (the "Damaged Building"), but the other Building comprising the Premises is not so damaged, either party, as applicable, shall be entitled to elect to terminate this Lease only as to the Damaged Building. In the event that this Lease is terminated only as to one Building comprising the Premises, Tenant shall not be entitled to occupy or use any portion of the Building or land or Common Area associated with the Damaged Building, and Tenant shall promptly remove all improvements installed by Tenant on the land or Common Areas associated with the Damaged Building. Immediately after such termination, Landlord and Tenant shall enter into an amendment of this Lease reducing the square footage of the Premises, proportionately reducing Base Rent and incorporating such other amendments as are necessary to reflect the reduction of the Premises.

            (g) Notwithstanding anything to the contrary in this Section 11.1, in the event Landlord elects to terminate the Lease as to a Damaged Building or as to the entire Premises pursuant to
                  Section 11.1(a)(i), Tenant may elect to override Landlord's termination of the Lease by agreeing in writing with Landlord, in form reasonably satisfactory to Landlord, within ten (10) business days after Tenant's receipt of Landlord's termination notice, to pay to Landlord, on demand, the amount by which the cost of repairs and/or restoration exceed net insurance proceeds available to Landlord, if any, and to provide such amount prior to the commencement of repair or reconstruction by the Landlord; such agreement shall provide, if Landlord so requires, security reasonably satisfactory to Landlord for the performance by Tenant of its obligations to pay and provide such amount. Tenant's right to override Landlord's termination of the Lease pursuant to this subparagraph shall be available to Tenant only if Tenant is not then in default of its obligations under the Lease after expiration of the applicable cure period and then only if the Term remaining after completion of the restoration, based upon Landlord's reasonable estimate of the restoration period, would be not less than twelve (12) months including any extension of the Term to which Tenant has committed pursuant to the terms of the Lease.

      I. TENANT IMPROVEMENTS. Landlord hereby agrees to complete the Tenant Improvements for the 47 Discovery Building in accordance with the provisions of the Work Letter attached hereto as Exhibit B.


III.  GENERAL.

      A. EFFECT OF AMENDMENTS. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

      B. ENTIRE AGREEMENT. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth herein and can be changed only by a writing signed by Landlord and Tenant.

      C. COUNTERPARTS. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

      D. DEFINED TERMS. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

      E. CORPORATE AND PARTNERSHIP AUTHORITY. Each individual executing this Amendment in his or her capacity as a corporate officer represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such corporation and that this Amendment is binding upon such corporation in accordance with its terms.

      Landlord and Tenant have executed this Amendment as of the date as set forth above.

LANDLORD:                                  TENANT:

THE IRVINE COMPANY, INC.                   BROADCOM CORPORATION,
a Delaware corporation                     a California corporation


By: /s/ Richard G. Sim                     By: /s/ William J. Ruehle
    ----------------------------------         -----------------------------------
    Richard G. Sim,                            William J. Ruehle, Vice President and
    Executive Vice President                   Chief Financial Officer


By: /s/ Brian R. Schaefgen
    ----------------------------------
    Brian R. Schaefgen, Assistant
    Secretary

                           SECOND AMENDMENT TO LEASE

I.    PARTIES AND DATE.

      This Second Amendment to Lease (the "Amendment") dated September 18, 2003, is by and between THE IRVINE COMPANY ("Landlord"), and BROADCOM CORPORATION, a California corporation ("Tenant").

II.   RECITALS.

      On August 1, 2000, Landlord and Tenant entered into a lease for space in a building located at 49 Discovery, Irvine, California, which lease was amended by a First Amendment to Lease dated October 18, 2000, wherein the 47 Discovery Building was added to the Premises (as amended, the "Lease").

      Landlord and Tenant each desire to modify the Lease to add approximately 44,820 rentable square feet of space in the a building located at 41 Discovery, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the "41 Discovery Building", to adjust the Basic Rent, and to make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.  MODIFICATIONS.

      A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:


            1. Effective as of the "Commencement Date for the 41 Discovery Building" (as defined in this Amendment), Item 1 shall be deleted in its entirety and substituted therefor shall be the following:

                  "1. Premises: The Premises includes all of three (3) two (2) story buildings known as 41, 47 and 49 Discovery, Irvine, California. The buildings are referred to separately as the "41 Discovery Building", the "47 Discovery Building", and the "49 Discovery Building".

                  All references to the "Building" in the Lease shall be amended to refer to the 41, 47 and 49 Discovery Buildings, either collectively or individually as the context may reasonably require."

            2.    Item 4 is hereby amended by adding the following:

                  "Commencement Date for the 41 Discovery Building: September 1, 2003."

            3.    Item 5 is hereby amended by adding the following:

                  "The Term for the 41 Discovery Building shall commence on the Commencement Date for the 41 Discovery Building and shall, unless otherwise terminated in accordance with the terms of this Lease, expire on June 30, 2006. The Term of the Lease for the 47 Discovery Building and for the 49 Discovery Building shall continue to expire, as provided by the express terms of the Lease, on October 31, 2005."

            4.    Item 6 is hereby amended by adding the following:

                  "Basic Rent for the 41 Discovery Building: Commencing on the Commencement Date for the 41 Discovery Building, the Basic Rent for the 41 Discovery Building shall be One Hundred Five Thousand Three Hundred Twenty-Seven Dollars ($105,327.00) per month, based on $2.35 per rentable square foot.

                  Basic Rent for the 41 Discovery Building is subject to adjustment as follows:

                  Commencing on July 1, 2004, the Basic Rent for the 41 Discovery Building shall be One Hundred Seven Thousand Five Hundred Sixty-Eight Dollars ($107,568.00) per month, based on $2.40 per rentable square foot.

                  Commencing on July 1, 2005, the Basic Rent for the 41 Discovery Building shall be One Hundred Nine Thousand Eight Hundred Nine Dollars ($109,809.00) per month, based on $2.45 per rentable square foot."

            5. Effective as of the Commencement Date for the 41 Discovery Building, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

                  "8. Floor Area of Premises: Approximately 152,760 rentable square feet, comprised of the following:

                  41 Discovery Premises - approximately 44,820 rentable square feet
                  47 Discovery Premises - approximately 53,220 rentable square feet
                  49 Discovery Premises - approximately 54,720 rentable square feet."

            6. Item 11 is hereby deleted in its entirety and substituted therefor shall be the following:

                  "11.  Additional Insureds:  None"

            7. Item 12 is hereby amended by deleting Landlord's address for payments and notices and substituted therefor shall be the following:

                  "LANDLORD

                  THE IRVINE COMPANY
                  dba Office Properties
                  8105 Irvine Center Drive, Suite 300
                  Irvine, CA  92618
                  Attn:  Vice President, Operations, Technology Portfolio

                  with a copy of notices to:

                  THE IRVINE COMPANY
                  dba Office Properties
                  8105 Irvine Center Drive, Suite 300
                  Irvine, CA  92618
                  Attn:  Senior Vice President, Operations
                              Office Properties"

            8. Effective as of the Commencement Date for the 41 Discovery Building, Item 14 shall be deleted in its entirety and substituted therefor shall be the following:

                  "14. Vehicle Parking Spaces: Five Hundred Ninety-Two (592) subject to adjustment at the rate of four (4) spaces per 1000 rentable square feet if additional space is added to the Premises. Tenant shall have the right to mark up to a total of twenty (20) spaces in the area designated on Exhibit A-1 (attached to the Lease) as "Broadcom Visitor".

      B. Landlord's Responsibilities. The provisions of Section 2.4 of the Lease shall apply to the 41 Discovery Building except that the references to twelve
(12) months from the Commencement Date shall mean twelve (12) months from the Commencement Date for the 41 Discovery Building.

      C. Right to Extend Lease Term. Tenant's right to extend the Term of the Lease pursuant to Section 3.3 of the Lease shall be effective as to the entire Premises; provided that Tenant, in Tenant's sole discretion, may elect to exercise the extension right granted therein with respect to one or two of the Buildings only by indicating specifically in the Commitment Notice as to which of the Buildings Tenant's election is effective. Tenant, however, shall not have the right to extend the Term as to portions only of the rentable space of any Building. Tenant's failure to so designate one and/or two of the Buildings, rather than the entire Premises, for lease during the extended Term shall be deemed Tenant's extension of the Term for the entire Premises. If Tenant elects to extend the Term with respect to one or two of the Buildings only, Landlord and Tenant shall enter into a written amendment to accurately reflect the Basic Lease Provisions for the Building(s) so elected for extension, and Tenant shall fulfill all of its surrender obligations with respect to the Building(s) to be surrendered at the expiration of the initial Term.

      D. Signage. Tenant's right to exterior signage on the "Building" set forth in Section 5.2 of the Lease shall apply to each of the 41, 47 and 49 Discovery Buildings individually, and not to the Premises as a whole.

      E. Floor Plan of the 41 Discovery Building. As used herein, the "41 Discovery Building" shall mean the space described in Exhibit A attached to this Amendment. From and after the date of this Amendment, the 41 Discovery Building collectively with the 47 Discovery Building and the 49 Discovery Building described on EXHIBIT A attached to the Lease, shall constitute the "Premises" as defined in Section 2.1 of the Lease.

      F. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the 41 Discovery Premises in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

IV.   GENERAL.

      A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

      B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

      C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

      D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

      E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

      F. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

V.    EXECUTION.

      Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:                                      TENANT:

THE IRVINE COMPANY                             BROADCOM CORPORATION,
                                               a California corporation

By:/s/ Donald S. McNutt                        By:/s/ William J. Ruehle
   --------------------------------------         ---------------------------------------
   Donald S. McNutt, Senior Vice President        William J. Ruehle
   Leasing, Office Properties                     Vice President and
                                                  Chief Financial Officer

By:/s/ Steven E. Claton
   ---------------------------------
   Steven E. Claton, Vice President
   Operations, Office Properties